UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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Westar Energy, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 2, 2010

Dear Fellow Shareholder:

We cordially invite you to the 2010 Annual Meeting of Shareholders of Westar Energy, Inc. The meeting is at 10:00 a.m., Central Daylight Saving Time, on Thursday, May 20, 2010, in the Emerald Ballroom at the Capitol Plaza Hotel located at 1717 SW Topeka Boulevard, Topeka, Kansas 66612.

At the meeting, we will elect two members of our board of directors and vote on the other matters set forth in the enclosed notice of the meeting and proxy statement. Upon the completion of the business matters to be conducted at the annual meeting, we will report on our business and our plans for the future.

YOUR VOTE IS IMPORTANT. We urge you to read this proxy statement carefully. Whether or not you plan to attend the annual meeting, please take time to vote as soon as possible by completing and mailing the enclosed proxy card or by using the telephone or Internet voting procedures.

If you plan to attend the meeting, please check the appropriate box on your proxy card so we may plan appropriately.

We extend our thanks for your continued investment in Westar Energy, Inc. and look forward to seeing you at the annual meeting.

Sincerely,

CHARLES Q. CHANDLER IV Chairman of the Board	WILLIAM B. MOORE President and Chief Executive Officer

HOW TO VOTE

There are four ways you may vote, as explained in the detailed instructions on your proxy card.

•	Proxy Card. Vote by completing and returning your proxy card in the enclosed envelope.

•	Internet. Vote via the Internet by following the voting instructions on the proxy card.

•	Telephone. Vote by calling the toll-free number on the proxy card.

•	In Person at the Annual Meeting. Vote in person by attending the annual meeting.

If you vote by telephone or on the Internet, you do not need to return your proxy card. Please see the enclosed proxy card for more detailed information on how to vote your shares.

HOW TO NOMINATE A DIRECTOR

You may nominate a director at the annual meeting of shareholders and have your nominee’s name included on the ballot distributed at the meeting by providing our Corporate Secretary written notice of your intention to do so within the time limits prescribed in our articles of incorporation. Your notice must include certain information regarding yourself and your nominee, including, among other items, the nominee’s name, address, occupation and qualifications. Please see “Additional Information” below for more information regarding your ability to nominate directors and to bring other business before shareholder meetings.

Additionally, the Nominating and Corporate Governance Committee of our Board of Directors will consider a candidate for director suggested by a shareholder. Please see “Additional Information” below for more information regarding your ability to submit director candidates to the Nominating and Corporate Governance Committee for its consideration.

ANNUAL MEETING ADMISSION

Either an admission ticket or proof of ownership of Westar Energy stock must be presented in order to be admitted to the annual meeting. You may also be asked to present valid picture identification. If you are a shareholder of record, your admission ticket is attached to your proxy card. If your shares are held in the name of a bank, broker or other holder of record, you must bring a brokerage statement or other proof evidencing your ownership on March 22, 2010 with you to the annual meeting, or you may request an admission ticket in advance by contacting our Shareholder Services Department at (800) 527-2495 or (785) 575-6394 or by email at shareholders@westarenergy.com. Each shareholder may be accompanied by one guest.

REDUCE MAILING COSTS

If you share the same last name with other shareholders living in your household, you can help us reduce printing and mailing costs by electing to receive only one copy of our annual report and proxy statement. Please see “Questions and Answers About the Meeting and Voting” below for more information about “householding.” Additionally, shareholders may help us to reduce printing and mailing costs further by electing to access our proxy materials and annual report via the Internet. If you select this option, you will receive information on how to access these materials along with your proxy card. Please indicate your consent to accessing future proxy materials via the Internet by checking the appropriate box on your proxy card or contacting our Shareholder Services Department at (800) 527-2495 or (785) 575-6394 or by email at shareholders@westarenergy.com.

WESTAR ENERGY, INC.

818 South Kansas Avenue

Topeka, Kansas 66612

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Time and Date	10:00 a.m. (Central Daylight Saving Time) on Thursday, May 20, 2010

Place	Capitol Plaza Hotel (Emerald Ballroom) 1717 SW Topeka Boulevard Topeka, Kansas 66612
Purpose

•    To elect two Class II directors to serve for a term of three years

•    To ratify and confirm the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2010

•    To conduct other business properly raised before the meeting and any adjournment or postponement of the meeting

Record Date	You may vote if you were a shareholder of record on March 22, 2010.
Proxy Voting

Your vote is important. You may vote in one of four ways:

•    by signing, dating and returning your proxy card in the enclosed envelope

•    via the Internet using instructions on the proxy card

•    by calling the toll-free number on the enclosed proxy card

•    in person by attending the annual meeting

On behalf of the Board of Directors,

Larry D. Irick Vice President, General Counsel and Corporate Secretary
Topeka, Kansas April 2, 2010

Important Notice Regarding the Availability of Proxy Materials

for the Shareholder Meeting To be Held on May 20, 2010.

The Proxy Statement and our Annual Report to Shareholders for the year ended December 31, 2009 that accompany this Notice are available for viewing via the Internet at www.westarenergy.com/proxy.

PROXY STATEMENT

The board of directors of Westar Energy, Inc. (the “Company”) is soliciting proxies for the 2010 Annual Meeting of Shareholders. This proxy statement and the accompanying proxy card contain information about the items you will vote on at the annual meeting. We began mailing these documents to shareholders on or about April 2, 2010.

QUESTIONS AND ANSWERS ABOUT THE MEETING AND VOTING

Who may vote and how many votes do I have?

Common and preferred shareholders of record at the close of business on March 22, 2010 may vote. As of that date there were outstanding and entitled to vote 110,467,049 shares of our common stock, 121,613 shares of our 4 1/2% series preferred stock, 54,970 shares of our 4 1/4% series preferred stock and 37,780 shares of our 5% series preferred stock. For each matter presented for vote, you have one vote for each share you own.

How do proxies work?

The board of directors is asking for your proxy. Giving your proxy means you authorize the persons named as proxies to vote your shares at the meeting in the manner you direct. You may vote for all, some or none of our director nominees. If you sign and return the proxy card but do not specify how to vote, the persons named as proxies will vote your shares for the election of the director nominees and for ratification and confirmation of Deloitte & Touche LLP as our independent registered public accounting firm for 2010. We do not expect any other items to be presented at the meeting; however, your proxy will give discretionary authority to the persons named as proxies to vote on any other matters that may be brought before the meeting.

How do I vote?

If you were a shareholder of record on March 22, 2010, there are four ways you may vote, as explained in the detailed instructions on your proxy card. You may:

•	vote by completing and returning your proxy card in the enclosed envelope

•	vote via the Internet by following the voting instructions on the proxy card

•	vote by calling the toll-free number on the proxy card

•	vote in person by attending the annual meeting

Please follow the instructions on the proxy card for voting by one of these methods. Please help us save time and postage costs by voting through the Internet or by telephone. If your shares are held by a broker or other nominee, you will receive instructions from the broker or other nominee that you must follow in order to vote your shares. Whether you plan to attend the meeting or not, we encourage you to vote by proxy, telephone or the Internet as soon as possible.

Will anyone at the Company know how I vote?

Corporate Election Services, Inc., the independent proxy tabulator we use, counts the votes and acts as the inspector of election for the annual meeting. Your individual vote will be kept confidential from our directors, officers and employees. If you write opinions or comments on your proxy card, a copy of your proxy card, excluding your voting instructions, will be sent to us so that we can respond, if appropriate, to the comment or question.

What does it mean if I receive more than one proxy card?

You may receive more than one proxy card depending on how you hold your shares and how your shares are registered. If you hold shares through someone else, such as a bank or broker, you may also receive proxy materials from them asking how you want to vote. If you participate in our Direct Stock Purchase Plan or our Employees’ 401(k) Savings Plan and the account names are exactly the same on each, you will receive one proxy card for all shares of common stock held in or credited to your accounts as of the record date. If the names on your accounts are different, you will receive more than one proxy card. We encourage you to have all accounts registered in the same name and address whenever possible. You can do this by contacting our Shareholder Services Department at (800) 527-2495 or (785) 575-6394 or by email at shareholders@westarenergy.com.

The proxy card covers all shares for which the undersigned has the right to give voting instructions to Vanguard Fiduciary Trust Company, Trustees of the Westar Energy, Inc. Employees’ 401K Savings Plan (090757). The proxy card, when properly executed, will be voted as directed . If voting instructions are not received by the proxy tabulator by 11:59 P.M. on May 17, 2010, your shares will not be voted.

If you receive more than one proxy card, we encourage you to complete and return all proxy cards delivered to you to vote all shares registered to you.

Can I change my vote?

You can revoke a proxy before the time for voting at the annual meeting in several ways:

•	by mailing a revised proxy card with a more recent date than the prior proxy (we must receive the revised proxy card before the meeting to be effective)

•	by voting again via the Internet

•	by notifying our Corporate Secretary in writing that you are revoking your proxy

You may also revoke your proxy by voting in person at the annual meeting.

Who can attend the annual meeting?

All shareholders who owned shares at the close of business on March 22, 2010, or their duly appointed proxies, may attend the meeting. Each shareholder may be accompanied by one guest. Registration will begin at 8:45 a.m., and seating will begin at 9:00 a.m. If you attend, you may be asked to present valid picture identification, such as a driver’s license or passport. To avoid delays in gaining admittance to the meeting, registered shareholders should bring the “Admission Ticket” found at the top of the proxy card.

Please note that if you hold your shares in “street name” (through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership on March 22, 2010 and check-in at the registration table at the meeting.

What constitutes a “quorum” for the meeting?

A quorum is necessary to conduct business at the annual meeting. A quorum requires the presence, in person or by proxy, of the holders of a majority of the outstanding shares entitled to vote at the meeting. When a routine matter is to be voted upon at the meeting, such as the ratification of our independent registered public accounting firm, we count broker “non-votes” and abstentions as present for purposes of determining whether a quorum is present at the meeting.

What is a broker “non-vote”?

If a broker holds your shares in street name and you fail to provide voting instructions to your broker, the broker has the discretion to vote your shares on routine matters, such as ratification of our independent registered public accounting firm, but not on non-routine matters, such as the election of the director nominees or certain shareholder proposals. Broker “non-votes” on non-routine matters occur when you fail to provide voting instructions to your broker for shares you hold through your broker. As explained below (see, “How many votes are needed?”), broker “non-votes” do not count as votes cast. As a consequence, it is important that you provide voting instructions to your broker for shares you hold through your broker.

How many votes are needed?

The director nominees receiving the greatest number of votes will be elected. Under our majority voting policy, in an uncontested election, if a director nominee does not receive a majority of the votes cast in the election (that is, the director nominee receives a greater number of “withhold” votes than “for” votes), the director nominee is required to tender his or her resignation for consideration by the Nominating and Corporate Governance Committee and our board of directors. Please see “Corporate Governance Matters—Majority Vote Policy” below for further details on our majority voting policy.

For all matters to be voted upon at the meeting other than election of directors, the affirmative vote of a majority of the shares present and entitled to vote on that matter, in person or by proxy, at the meeting is necessary for approval. For these matters, abstentions have the same effect as a vote “against” the proposals.

Who pays for the solicitation of proxies?

We pay the cost of soliciting proxies. We retained Laurel Hill Advisory Group, LLC to assist with the solicitation for an estimated fee of $9,500, plus reasonable out-of-pocket expenses. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for sending proxy materials to shareholders. In addition to the use of the mail, proxies may be solicited personally or by telephone or electronic media by our employees.

What is “householding”?

Householding is a procedure that permits us, with your prior permission, to send a single set of our annual report and proxy statement to any household at which two or more shareholders reside. Each shareholder will continue to receive a separate proxy card for voting and attendance purposes. Householding reduces the volume of duplicate information you receive, as well as our expenses.

Please contact our Shareholder Services Department at (800) 527-2495 or (785)  575-6394 or by email at shareholders@westarenergy.com for more information on this important shareholder program.

Can I elect to access future proxy materials via the Internet?

Shareholders who receive a printed copy of our proxy materials can help us reduce printing and mailing costs by electing to access future proxy materials and annual reports via the Internet. If you have received a printed copy of our proxy materials, please indicate your consent to accessing our proxy materials and annual reports via the Internet by checking the appropriate box on your proxy card or contacting our Shareholder Services Department at (800) 527-2495 or (785) 575-6394 or by email at shareholders@westarenergy.com.

Item 1 on the Proxy Card

ELECTION OF DIRECTORS

Directors and Nominees for Election as Directors

Our articles of incorporation provide that the board of directors will have no less than seven nor more than fifteen directors, as determined from time to time by the board of directors. Our board of directors currently consists of ten directors divided into three classes (Class I, Class II and Class III), with the term of office of each class ending in successive years. At each annual meeting of shareholders, the directors constituting one class are elected for a three-year term. The terms of the directors in Class II expire with this meeting.

The board of directors, acting upon the unanimous recommendation of its Nominating and Corporate Governance Committee, has unanimously nominated B. Anthony Isaac and Michael F. Morrissey for election as Class II directors. Each nominee has consented to being named as a nominee and to serve if elected. While it is not expected that any of the nominees will be unable or unwilling to serve, if for any reason one or more are unable or unwilling to do so, the proxies will be voted for substitute nominees selected by our board of directors or the board of directors may reduce the number of directors.

The term of our director, John C. Nettels, Jr., will expire on the date of the 2010 annual meeting of shareholders. In February 2010, Mr. Nettels advised our Nominating and Corporate Governance Committee that he did not wish to be considered for nomination to be re-elected to the board of directors because he desired to devote additional time to his law practice.

Director Nominees

Set forth below are the names, ages and backgrounds of the two director nominees and the other directors continuing in office, as well as the specific experiences, qualifications, attributes and skills that led our board of directors to conclude that these individuals should serve or continue serving as directors of the Company at this time.

Class II—Term Expiring in 2010

B. Anthony Isaac, age 57, has served as our director since December of 2003. Mr. Isaac has thirty-three years of business experience, twenty-nine of which have been spent in leadership positions within the hotel industry. Since 2000, Mr. Isaac has been president of LodgeWorks, L.P., a hotel management and development company based in Wichita, Kansas. Prior to this, Mr. Isaac held management positions with Wyndham International, Summerfield Hotel Corporation, Residence Inn Company and the Marriott Corporation. Mr. Isaac is currently a director and member of the finance committee of Via Christi Health System in Wichita, Kansas. Mr. Isaac was formerly chairman of the board and chairman of the compensation and strategic planning committees of The Via Christi Wichita Regional Health Network, a subsidiary of the Via Christi Health System, and a trustee of Wichita Collegiate School, located in Wichita, Kansas. Mr. Isaac’s qualifications to serve as our director include his extensive leadership experience both as the chief executive officer of a privately-held company and as an executive with other large companies in the hotel industry, and his substantial experience with strategic planning and financial matters.

Michael F. Morrissey, age 67, has served as our director since April of 2003. Mr. Morrissey retired in September of 1999 after serving seventeen years as a partner of Ernst & Young LLP, an auditing and financial services firm. Prior to that, Mr. Morrissey worked for twelve years for a major accounting firm. Mr. Morrissey has been a Certified Public Accounting since 1972. Mr. Morrissey is presiding director and chairman of the audit committee of the general partner of Ferrellgas Partners, LP, a propane gas marketing and distribution business located in Overland Park, Kansas. Mr. Morrissey is also a director of Blue Cross Blue Shield of Kansas City, an insurance company, J.E. Dunn Construction Group, Inc., a private construction business located in Kansas City, Missouri, Midwest Research Institute, an independent, non-profit, contract research organization located in

Kansas City, Missouri, Balance Innovations, Inc., an office management technology company located in Lenexa, Kansas, and a special advisor to the audit committee of the Dairy Farmers of America, a farmer-owned milk marketing cooperative located in Kansas City, Missouri. Mr. Morrissey also serves as a director or trustee for numerous non-profit, civic, and charitable organizations. Mr. Morrissey’s qualifications to serve as our director include his substantial experience as the chairman of the audit committees of public companies, his many years of experience as an audit partner of major accounting firms, and his extensive experience as a director of other large private and public companies.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF EACH OF THE ABOVE NOMINEES.

Class II—Term Expiring in 2010

John C. Nettels, Jr., age 53, has served as our director since March of 2000. Mr. Nettels has practiced law for twenty-five years and has been a partner of the law firm of Stinson Morrison Hecker LLP, located in Overland Park, Kansas, since 2002. He was a partner with the law firm of Morrison & Hecker LLP from 1994 to 2002. Mr. Nettels’ qualifications to serve as our director include his many years of legal experience with a large private law firm and his substantial experience with the challenging legal issues faced by boards of directors and large businesses.

Continuing Directors

Class III—Term Expiring in 2011

Mollie H. Carter, age 47, has served as our director since June of 2003. Ms. Carter has twenty-three years of business experience, including fourteen years as the chief executive officer of a locally based financial institution. Ms. Carter has been president and chief executive officer of Sunflower Bank, N.A. since 2005, and of its holding company, Sunflower Financial, Inc. (formerly Sunflower Banks, Inc.), since 1996. Ms. Carter is also a director of Sunflower Financial, Inc. and chairman of the board of Sunflower Bank, N.A. These entities are family owned financial institutions located in Salina, Kansas. Ms. Carter is also vice president of Star A, Inc., a position she has held since 1997. Star A, Inc. is a family owned company with Kansas agricultural and other investment interests. Prior to holding these positions, Ms. Carter served ten years as a senior investment officer for John Hancock Mutual Life Insurance Company. In addition, Ms. Carter has served as a director of Archer-Daniels-Midland Company since 1996 and is a member of that company’s audit committee and its nominating and corporate governance committee, and she previously served as a director of Premium Standard Farms, Inc., a large processor of pork products. Ms. Carter is also a director of the Greater Salina Community Foundation and previously served as a director Foley Equipment Company, a private company. Ms. Carter’s qualifications to serve as our director include her substantial leadership experience as a chief executive officer, her financial expertise, and her significant experience serving as a director of a large public company.

Jerry B. Farley, age 63, has served as our director since October of 2004. Mr. Farley has thirty-eight years of experience in the administration of the academic, business and fiscal operations of educational institutions. Since 1997, Mr. Farley has been president of Washburn University located in Topeka, Kansas. Prior to that position, Mr. Farley worked in executive positions for the University of Oklahoma and Oklahoma State University. Mr. Farley has also been a Certified Public Accountant since 1972 and, although he has not practiced public accounting, his business responsibilities have included all aspects of financial management and reporting at three large public universities. Mr. Farley is a director and member of the audit, loan and trust committees of CoreFirst Bank and Trust in Topeka, Kansas, and a director and member of the audit and governance committees of The Security Group of Mutual Funds, also located in Topeka, Kansas. Mr. Farley also serves as a director for various non-profit and charitable organizations. Mr. Farley’s qualifications to serve as our director include his substantial leadership experience as the president of a public university, his extensive knowledge of the administration and financial management of large organizations, and his significant experience serving as a director of institutions in the financial industry.

Arthur B. Krause, age 68, has served as our director since June of 2003. Mr. Krause has thirty-six years of business leadership experience. Mr. Krause retired in 2002 as executive vice president and chief financial officer of Sprint Corporation, a global communications company, after serving in that position since 1988. Prior to that, Mr. Krause spent 22 years in various management positions within the telecommunications industry. Mr. Krause is a director, chairman of the audit committees and a member of the compensation committees for Inergy GP, LLC, and Inergy Holdings GP, LLC, affiliated companies of a propane gas marketing and distribution business located in Kansas City, Missouri. Mr. Krause is also a director and chairman of the audit committee of Clockwork Home Services, a private company located in Florida. Mr. Krause was formerly a director and member of the audit committee of Call-Net Enterprises, Inc., a Canadian telecommunications company. Mr. Krause’s qualifications to serve as our director include his deep financial expertise, his knowledge of operating a business in a similarly regulated industry, and his substantial experience serving as a director of other private and public companies.

William B. Moore, age 57, has served as our director since May of 2007, as our president since March of 2006 and our chief executive officer since July of 2007. Mr. Moore brings thirty-six years of business experience to his role as a director and our president and chief executive officer. From March 2006 through June 2006, Mr. Moore served as our president and chief operating officer. From December 2002 to March 2006, he served as our executive vice president and chief operating officer. From October 2000 to December 2002, Mr. Moore served as senior managing director and senior adviser for Saber Partners, LLC, a financial advisory firm. From April 1992 to August 2000, Mr. Moore held various executive officer positions with us, including serving as Executive Vice President and Chief Financial Officer from May 1999 to August 2000. Mr. Moore held various officer positions with Kansas Gas and Electric Company (“KGE”) from 1985 to April 1992, when we acquired KGE and it became our wholly owned subsidiary. Mr. Moore joined KGE in 1978 and held a number of finance positions until 1985. Mr. Moore serves as a director of various non-profit, civic organizations, and was formerly a director of INTRUST Bank, INTRUST Financial Corporation and Protection One, Inc., as well as other non-profit civic organizations. Mr. Moore’s qualifications to serve as our director include his extensive experience with all aspects of our business and his deep understanding of the electric utility industry.

Class I—Term Expiring in 2012

Charles Q. Chandler IV, age 56, has served as our director since December of 1999 and chairman of our board of directors since December of 2002. Mr. Chandler has been president and chief executive officer of INTRUST Bank, N.A. since 1996 and president of INTRUST Financial Corporation since 1990. Mr. Chandler is also chairman of the board of INTRUST Bank, N.A. and a director of INTRUST Financial Corporation. Both companies are large regional financial institutions located in Wichita, Kansas. Prior to this time period, Mr. Chandler spent thirteen years in other officer positions within those institutions. Mr. Chandler is also a director of Fidelity State Bank and Trust Company in Topeka, Kansas, Wesley Medical Center in Wichita, Kansas, as well as several non-profit organizations. Mr. Chandler also served previously as a director of the First National Bank of Pratt, Kansas and New Horizons Foundation. Mr. Chandler’s qualifications to serve as our chairman of the board include his extensive leadership experience as a chief executive officer, his financial expertise, and his knowledge of the business community in Wichita, Kansas, the largest city we serve.

R. A. Edwards III, age 64, has served as our director since October of 2001. Mr. Edwards has thirty-five years of leadership experience with locally based financial institutions. Since 1981, Mr. Edwards has been the president and chief executive officer of First National Bank of Hutchinson and, since 1986, vice president of its parent corporation, First Kansas Bancshares of Hutchinson. Mr. Edwards is also a director of First National Bank of Hutchinson and First Kansas Bancshares of Hutchinson. Both companies are financial institutions located in Hutchinson, Kansas. Prior to holding these positions, Mr. Edwards spent six years in executive positions with Douglas County Bank, a financial institution located in Lawrence, Kansas, and for which, Mr. Edwards continues to serve as chairman of the board. Mr. Edwards also serves as a director and a member of the governance committee of Data Center, Inc., a bank technology company located in Hutchinson, Kansas, an advisory director and member of the audit committee of Kansas Natural Gas, a private company located in Hays, Kansas, a director of Mitchelhill Seed Company, a private company located in Missouri, and a director or trustee of several non-profit organizations and foundations. Mr. Edwards’ qualifications to serve as our director include his substantial leadership experience as a chief executive officer and his financial expertise.

Sandra A.J. Lawrence, age 52, has served as our director since October of 2004. Ms. Lawrence brings thirty-one years of varied business experience to her position as our director. Since December of 2005, Ms. Lawrence has been executive vice president and chief financial officer of Children’s Mercy Hospital located in Kansas City, Missouri. From December of 2004 until March of 2005, Ms. Lawrence was senior vice president and treasurer, and from March of 2005 until December of 2005, she was senior vice president and chief financial officer, of Midwest Research Institute, an independent, non-profit, contract research organization located in Kansas City, Missouri. Prior to that Ms. Lawrence spent twenty-six years in professional or management positions in the architecture, real estate, financial services, shipping, and medical research industries. Ms. Lawrence is currently a director of the Kansas BioScience Authority, an organization dedicated to the advancement of Kansas’ leadership in bioscience, a director and member of the audit and finance and investment committees of the Hall Family Foundation, a private charitable organization, and as trustee, a member of the finance committee and a member of the search committee of the Nelson-Atkins Museum, located in Kansas City, Missouri. Ms. Lawrence formerly served on The Kansas City Market Board of US Bank, and as a director of Children’s Mercy Hospital, J.E. Dunn Construction Group, Inc., and numerous other private, non-profit and civic organizations. Ms. Lawrence’s qualifications to serve as our director include her substantial financial expertise and her extensive service as a director with public and private organizations.

Board of Directors’ Responsibilities

The board of directors’ primary responsibility is to seek to maximize long-term shareholder value. The board of directors selects our senior management, monitors management’s and the Company’s performance and provides advice and counsel to management. Among other things, at least annually, the board of directors reviews our business strategy and approves our budget. In fulfilling the board of directors’ responsibilities, directors have full access to our management, internal and external auditors and outside advisers.

Corporate Governance Matters

General.    The board of directors and management are committed to maintaining strong corporate governance practices that allocate rights and responsibilities among the board of directors, management and our shareholders in a manner that benefits the long-term interests of our shareholders. Accordingly, our corporate governance practices are designed not just to satisfy regulatory and stock exchange requirements, but also to provide for effective oversight and management of the Company.

The Nominating and Corporate Governance Committee engages in a regular process of reviewing our corporate governance practices, including comparing our practices with those recommended by various corporate governance authorities, the expectations of our shareholders and the practices of other leading public companies. The Nominating and Corporate Governance Committee also regularly reviews our corporate governance practices in light of proposed and adopted laws and regulations, including the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), the rules of the Securities and Exchange Commission (“SEC”) and the rules and listing standards of the New York Stock Exchange (“NYSE”).

Corporate Governance Guidelines and Independence.    The board of directors has adopted Corporate Governance Guidelines, which provide a framework for our corporate governance initiatives and cover topics including, but not limited to, board and committee composition, director compensation, and director qualifications. The Nominating and Corporate Governance Committee is responsible for overseeing and reviewing the Corporate Governance Guidelines and reporting and recommending to the board of directors any changes to the Corporate Governance Guidelines. Our Corporate Governance Guidelines are available from our Corporate Secretary and on our Internet website at www.westarenergy.com.

Our Corporate Governance Guidelines require that a majority of the board of directors must meet the independence standards established by the NYSE. The board of directors has determined that each member of the board of directors, except Mr. Moore, is independent.

In making that determination, the board of directors applied the independence standards established by the NYSE and, if applicable, the following categorical standards. These categorical standards are included in our Corporate Governance Guidelines and are based on the independence standards established by the NYSE. In addition, the board of directors considered any other relevant facts and circumstances.

Any director who meets the following criteria is presumed to be independent (except for the purpose of serving as a member of the Audit Committee or the Nominating and Corporate Governance Committee) absent an affirmative determination to the contrary by the Nominating and Corporate Governance Committee:

1.	A director who serves as an executive officer or employee of, or beneficially owns more than a 10% equity interest in, any corporation, partnership or other business entity that during the most recently completed fiscal year made payments to the Company or received payments from the Company for goods and services if such payments were less than the greater of 2% of such other entity’s gross consolidated revenues for such fiscal year and $1 million.

2.	A director who serves as an executive officer or employee of, or beneficially owns more than a 10% equity interest in, any bank, corporation, partnership or other business entity to which the Company was indebted at the end of its most recently completed fiscal year in an amount less than the greater of 2% of such other entity’s total consolidated assets at the end of such fiscal year and $1 million.

3.	A director who is a member or employee of a law firm that has provided services to the Company during the most recently completed fiscal year if the total billings for such services were less than the greater of 2% of the law firm’s gross revenues for such fiscal year and $1 million.

4.	A director who is a partner, executive officer or employee of any investment banking firm that has performed services for the Company (other than as a participating underwriter in a syndicate) during the most recently completed fiscal year if the total compensation received for such services was less than the greater of 2% of the investment banking firm’s consolidated gross revenues for such fiscal year and $1 million.

Certain Relationships with Directors.    During 2009, we obtained legal services from the law firm of Stinson Morrison Hecker LLP, where John C. Nettels, Jr. is a partner. The board of directors has determined that these services were provided to us on terms typical for firms not affiliated with any directors and that the total billings for such services were not material either to us or to Stinson Morrison Hecker LLP and do not exceed the limits set forth in the categorical standards for independence adopted by the board of directors. Considering these factors and based on our independence standards and those of the NYSE, the board of directors has determined that Mr. Nettels is independent.

Board Leadership.    As set forth in our Corporate Governance Guidelines, the board of directors believes it is important to retain its flexibility to allocate the responsibilities of the offices of the chairman of the board and chief executive officer in any way that is in the best interests of the Company. These roles are currently separate as has been the case since 2003. The board of directors believes that separation provides, at present, the best balance of these important responsibilities with the chairman of the board directing board operations and leading the board in its oversight of management, and the chief executive officer focusing on developing and implementing the strategy approved by the board and managing the Company’s day-to-day business.

Board’s Role in Risk Oversight.    Our board of directors recognizes that it has ultimate responsibility for oversight of the Company’s enterprise risk management practices. This responsibility has not been delegated to one of our standing board committees. Rather, each board committee helps oversee risk in areas over which it has responsibility. Management is responsible for developing and implementing appropriate risk management practices on a day-to-day basis. The full board of directors receives an annual report from management early in the calendar year of key risks identified for the calendar year. Management provides in-depth reports on risks the board of directors indicates it wishes to receive additional information about, as well as other periodic updates on various risks for the Company and the electric utility industry.

Policies and Procedures for Approval of Related Person Transactions.    In February 2007, our board of directors formally adopted a policy with respect to related person transactions to document procedures pursuant to which such transactions are reviewed, approved or ratified. The policy applies to any transaction in which (1) the Company is a participant, (2) any related person has a direct or indirect material interest and (3) the amount involved exceeds $120,000, but excludes any transaction that does not require disclosure under Item 404(a) of SEC Regulation S-K. The Nominating and Corporate Governance Committee is responsible for reviewing, approving and ratifying any related person transaction. The Nominating and Corporate Governance Committee intends to approve only those related person transactions that are in, or are not inconsistent with, the best interests of the Company and its stockholders. There were no related person transactions in 2009. The policy is available, without charge, from our Corporate Secretary and made available on our Internet website at www.westarenergy.com.

Communications with Directors.    You may contact our board of directors, a committee of our board of directors, or an individual director by writing to them at Westar Energy, Inc., 818 S. Kansas Avenue, Topeka, Kansas 66612, Attention: Corporate Secretary. All communications will be compiled by the Corporate Secretary and submitted to the board of directors, the chairman of the appropriate committee of the board of directors or an individual director, as applicable. Communications that are unrelated to the duties and responsibilities of the board of directors will not be distributed to the directors, but will be available to any director upon request. The Corporate Secretary will take additional action or respond to letters in accordance with instructions from the relevant director.

Majority Voting Policy.    In October 2006, our board of directors adopted a majority voting policy, included in our Corporate Governance Guidelines, requiring director nominees to receive a majority of the votes cast (that is, the nominees receive more “for” votes than “withhold” votes) with respect to such director in an uncontested election. If an incumbent director in an uncontested election does not receive a majority of the votes cast, he or she must tender a resignation promptly following certification of the stockholder vote. Our Nominating and Corporate Governance Committee will act on an expedited basis to determine whether to accept the director’s resignation and will submit its recommendation for prompt consideration by the board of directors. The board of directors will act on the Nominating and Corporate Governance Committee’s recommendation and publicly disclose its decision and the rationale behind the decision within 90 days following certification of the stockholder vote. The Nominating and Corporate Governance Committee in making its recommendation, and the board of directors in making its decision, may each consider any factors or other information that it considers appropriate and relevant.

Any director who tenders his or her resignation pursuant to this policy will not participate in the consideration of it by either the Nominating and Corporate Governance Committee or the board of directors. If an incumbent director’s resignation is not accepted, he or she will continue to serve until the next annual meeting and until his or her successor is duly elected, or his or her earlier resignation or removal. Pursuant to the policy, the board of directors will nominate for directors only individuals who agree to comply with the policy.

Code of Ethics.    We have adopted a code of ethics that applies to all of our employees, including our chief executive officer, chief financial officer and controller. Our Code of Business Conduct and Ethics is available, without charge, from our Corporate Secretary and made available on our Internet website at www.westarenergy.com. We intend to post on our Internet website any amendments to, or waivers from, our Code of Business Conduct and Ethics that apply to our chief executive officer, chief financial officer or controller within five business days of the date of the amendment or waiver.

Board Meetings and Committees of the Board of Directors

Board Meetings.    Our board of directors held five regularly scheduled meetings and an annual planning retreat during 2009. Each director attended a minimum of 95% of the total number of board and committee meetings held while he or she served as a director or member of a standing committee in 2009. All of the directors who served on the board at the time of the 2009 Annual Meeting of Shareholders attended the meeting, with the exception of Ms. Carter, who was ill. All directors are expected to attend the 2010 Annual Meeting of Shareholders.

Executive Sessions.    Executive sessions, or meetings of our non-employee directors without management present, are held periodically at regularly scheduled meetings of the board of directors. Each of these sessions is presided over by Mr. Chandler and may be scheduled by any non-management director. Our standing committees also meet periodically in executive sessions presided over by the chairman of the committee.

We have four standing committees of the board of directors: the Audit Committee, the Finance Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. The charter for each committee is available, without charge, from our Corporate Secretary and made available on our Internet website at www.westarenergy.com. The chairman of each committee is recommended by the Nominating and Corporate Governance Committee and approved by the board of directors.

BOARD OF DIRECTORS COMMITTEE ASSIGNMENTS

	Audit Committee		Compensation Committee		Finance Committee		Nominating and Corporate Governance Committee
Number of Meetings Held in 2009	6		8		3		6
Mollie H. Carter			X	*	X
Charles Q. Chandler IV
R.A. Edwards III	X						X
Farley, Jerry B.	X						X
B. Anthony Isaac			X		X
Arthur B. Krause	X				X	*
Sandra A.J. Lawrence			X				X	*
William B. Moore
Michael F. Morrissey	X	*	X
John C. Nettels, Jr.					X

*	Chairperson

Audit Committee.    The committee oversees the integrity of our financial statements and the performance of our internal audit and compliance function, reviews our policies and practices with respect to risk assessment and risk management, including discussing with management our major financial risk exposures and the steps that have been taken to monitor and control such exposures, and serves as our “qualified legal compliance committee” and in that role reviews any report made directly, or otherwise made known, to the committee by an attorney representing our company or our subsidiaries of a material violation of federal or state law. The committee has the sole responsibility for the retention, compensation and oversight of the firm of independent registered public accountants that audits our financial statements and for approving non-audit services performed by our independent registered public accountants. The committee reviews with the independent registered public accountants the scope and results of their audits, as well as our accounting procedures, internal controls and accounting and financial reporting policies and practices, and makes reports and recommendations to the board of directors as it deems appropriate. The committee also determines whether management has established a system to promote the accuracy and completeness of our financial statements and other publicly disclosed information. No member of the committee serves on the audit committee of more than three public companies. The authority and responsibilities of the committee are more fully set forth in the Audit Committee Charter.

The chairman of the committee is Mr. Morrissey. The other members of the committee are Mr. Edwards, Mr. Farley and Mr. Krause. The board of directors has determined that each of the members of the committee meets the experience and independence requirements of the rules of the NYSE. The board of directors has determined that at least one member of the committee possesses the qualifications of an audit committee financial expert as determined under Regulation S-K Item 407(d) of the Securities Exchange Act of 1934 and has designated Mr. Morrissey as that expert.

Compensation Committee.    The committee determines compensation for our executive officers, including our named executive officers. The committee’s charter directs the committee to:

•

review and approve for our chief executive officer, and all executive officers with policy making responsibilities, his or her annual base salary, annual incentive compensation, long-term incentive compensation, employment, severance and change-in-control agreements, if any, and any other compensation, ongoing perquisites or special benefit items;

•

consider, in determining compensation for each of these officers, corporate and individual goals and objectives relevant to executive compensation, and each officer’s performance in light of these goals and objectives;

•	review, in consultation with our chief executive officer, compensation and benefit policies generally and approve any equity based plans;

•	seek ratification by the board of directors of the committee’s decisions about compensation for these executive officers and the committee’s recommendations with respect to equity based plans;

•	evaluate executive officer performance; and

•	review, in consultation with our chief executive officer, our management succession plans.

Ms. Carter is the chairman of the committee. The other members of the committee are Mr. Isaac, Ms. Lawrence and Mr. Morrissey. Because of their diverse skills and experiences, we believe the committee members are well-qualified to serve on the committee. Ms. Carter previously served on the compensation and succession committee of Archer-Daniels-Midland Company. Ms. Carter, Mr. Isaac and Ms. Lawrence have extensive experience with executive compensation matters as a result of their past and current employment as senior executives of substantial businesses. Mr. Morrissey has extensive experience with accounting and tax issues related to executive compensation as a result of his prior work as a partner of Ernst & Young LLP. More detailed information regarding the committee’s processes and procedures is provided under “Compensation Discussion and Analysis” below.

Finance Committee.    The committee assists us in effectively managing our financial affairs, including the establishment of appropriate capital and operating budgets, financial forecasts and dividend policies. The committee also assists in evaluating financial and other business transactions. The authority and responsibilities of the committee are more fully set forth in the Finance Committee Charter.

The chairman of the committee is Mr. Krause. The other members of the committee are Ms. Carter, Mr. Isaac and Mr. Nettels.

Nominating and Corporate Governance Committee.    The committee identifies, reviews and recommends nominees for election to our board of directors, recommends directors for appointment to committees, recommends procedures through which director independence may be determined, oversees the evaluation of director performance and compensation, develops and recommends corporate governance guidelines to the board of directors and oversees compliance with our Corporate Governance Guidelines and our Code of Business Conduct and Ethics. The authority and responsibilities of the committee are more fully set forth in the Nominating and Corporate Governance Committee Charter.

The committee considers many attributes in evaluating prospective candidates or current directors for nomination or re-nomination to the board of directors including, among others, experience as a chief executive officer, utility or regulated industries experience, financial or accounting skills or oversight experience, legislative or regulatory experience, other public company experience, and involvement in community affairs. The committee periodically assesses the current composition of the board of directors and whether the background, knowledge, experience and diversity of the current members are sufficient to effectively oversee our affairs. To assist in this assessment, the Committee maintains an inventory of the competencies and qualifications of each director. In light of this assessment the committee considers the personal characteristics and background of prospective candidates or current directors, including, among other factors, their character, reputation for personal integrity and adherence to the highest ethical standards, business acumen and judgment and senior leadership experience with a record of increasing levels of responsibility in business or industry. The prior performance of current directors is considered when evaluating them for re-election.

Although the committee does not have a formal policy with respect to director diversity, the committee recognizes that a board with a diverse set of skills, experiences, specialized knowledge and perspectives will enhance the quality of the board’s deliberations and decisions and best serve the interests of our shareholders, customers, employees and other constituencies. In evaluating the board’s diversity, the committee may consider the board’s diversity in its broadest sense, reflecting, but not limited to, age, geography, gender and ethnicity.

The committee may employ an executive search firm from time to time to assist in the identification and recruitment of new directors.

The committee will consider a candidate for director suggested by a shareholder by applying the criteria described above and the independence standards attached as Annex A to our Corporate Governance Guidelines. If nominated, we will identify the candidate and the shareholder (or group of shareholders) recommending the candidate in our next proxy statement. If a shareholder wishes the committee to consider an individual as a candidate for election to the board of directors, the shareholder must submit a proper and timely request as specified in the “Submitting Director Recommendations to the Nominating and Corporate Governance Committee” section of this proxy statement.

The chairman of the committee is Ms. Lawrence. The other members of the committee are Mr. Edwards and Mr. Farley. The board of directors has determined that each member of the committee is independent, based on our independence standards and those of the NYSE applicable to determining independence for members of an audit committee.

Non-Employee Director Stock Ownership

Our non-employee directors are encouraged to own a minimum number of shares of our common stock equal to eight times the $25,000 annual cash retainer earned by non-employee directors (a total of $200,000), divided by the closing price of our common stock on the last trading day of the prior fiscal year. For 2009, the minimum number of shares was 9,751 shares, based on the same multiple of the $25,000 annual cash retainer ($200,000), divided by the closing price of our common stock on December 31, 2008 ($20.51). For 2010, the minimum number of shares is 9,208 shares, based on the same multiple of the $25,000 annual cash retainer ($200,000), divided by the closing price of our common stock on December 31, 2009 ($21.72). The minimum number of shares for the chairman of the board is the same as the number of shares for the other non-employee directors irrespective of the larger stock award made to the chairman of the board. Non-employee directors may accumulate the number of shares necessary to meet the minimum stock ownership level during the first three years after becoming a director. All non-employee directors own the minimum number of shares.

We also expect all directors to comply with all federal, state and local laws regarding trading in our securities and disclosing material, non-public information. We have procedures in place to assist directors in complying with these laws.

Board of Directors’ Self-Evaluation

The board of directors conducts a self-evaluation of its performance annually. The evaluation includes a review of the board’s composition, responsibilities, structure, processes and effectiveness. Each committee of the board of directors conducts a similar self-evaluation with respect to such committee.

Director Orientation and Education

Each individual, upon joining the board of directors, is provided with an orientation regarding the role and responsibilities of the board of directors and our operations. As part of this orientation, new directors have opportunities to meet with members of our senior management.

We and the board of directors are also committed to the ongoing education of our directors. From time to time, our officers and the heads of our business groups make presentations to the board of directors regarding their respective areas. Moreover, our directors are encouraged to attend annually at least one director education program. We reimburse the directors for fees associated with attending educational programs. In June of 2009, all of our directors attended an executive education program for directors and senior executives of publicly traded firms hosted by the Stanford Law School.

AUDIT COMMITTEE REPORT

The Audit Committee of the board of directors (the “Committee”) is composed entirely of directors who are independent under the NYSE listing standards. In addition, each member has the accounting or related financial management experience required under the NYSE listing standards. Our board of directors has determined that at least one member of the Committee possesses the qualifications of an audit committee financial expert as determined under Regulation S-K Item 407(d) of the Securities Exchange Act of 1934 and has designated Mr. Morrissey as that expert. The Committee operates under a written charter adopted by the board of directors that was last amended by the Committee and approved by the board of directors on December 16, 2009. A copy of the Committee’s charter is available from the Company’s Corporate Secretary and made available on the Company’s Internet website at www.westarenergy.com. As required by the charter, the Committee reviews and reassesses the charter annually and recommends any changes to the board of directors for approval.

During 2009, at each of its regularly scheduled meetings, the Committee met in separate private sessions with the senior members of the Company’s financial management team, the Company’s chief audit executive and the Company’s independent registered public accounting firm. An executive session with only the members of the Committee in attendance was also held at each of these meetings. The Committee’s agenda is established by the Committee’s chairman and the Company’s chief audit executive. The Committee had private sessions at each of its regularly scheduled meetings with the Company’s independent registered public accounting firm and, separately, had private sessions with the Company’s chief audit executive and senior members of the Company’s financial management team, at which candid discussions of financial management, accounting and internal control issues took place.

Under the Committee’s charter, the Committee has the responsibility to, among other tasks, monitor and provide oversight of management’s preparation of the Company’s financial statements and management’s performance in establishing and maintaining an appropriate system of internal controls related to the financial reporting process. The Committee also has the responsibility to review the qualifications, independence and performance of the Company’s independent registered public accounting firm. The independent registered public accounting firm is responsible for auditing the Company’s consolidated financial statements and expressing an opinion as to whether they are presented fairly, in all material respects, in conformity with accounting principles generally accepted in the United States of America. The independent registered public accounting firm is also responsible for expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. This opinion is based on an audit conducted by the independent registered public accounting firm in accordance with the standards of the Public Company Accounting Oversight Board. During 2009, the Company’s independent registered public accounting firm was Deloitte & Touche LLP.

In performing its functions, the Committee acts only in an oversight capacity and relies necessarily on the work and assurances provided to it by management and on opinions made to it by the Company’s independent registered public accounting firm in its report. Accordingly, the oversight provided by the Committee should not be considered as providing an independent basis for determining that management has established and maintained appropriate internal controls related to the financial reporting process, that the financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America, or that the audit of the Company’s financial statements and effectiveness of the Company’s internal control over financial reporting by the independent registered public accounting firm has been carried out in accordance with the standards of the Public Company Accounting Oversight Board.

In fulfilling its responsibilities for the year ended December 31, 2009, the Committee has met with the Company’s management, the Company’s chief audit executive and the Company’s independent registered public accounting firm to review the audited financial statements that are included in the Annual Report on Form 10-K for the year ended December 31, 2009, including a discussion of the reasonableness of significant accounting judgments and estimates, the overall quality and adequacy of the Company’s internal controls over financial reporting, and the organizational structure and responsibilities of the Company’s internal audit function.

The Committee and members of the Company’s management discussed with the independent registered public accounting firm matters required to be discussed by the auditor with the Committee and others charged with governance responsibilities under Statement on Auditing Standards No. 114 (The Auditor’s Communication with Those Charged with Governance), and other regulations. The Committee received and discussed with the independent registered public accounting firm its annual written report on the auditor’s independence from the Company and its management, which is required by applicable requirements of the Public Company Accounting Oversight Board, regarding the firm’s communications with the Committee concerning independence. The Committee considered whether the non-audit services provided by the independent registered public accounting firm to the Company during 2009 were compatible with the auditor’s independence.

The Committee has appointed Deloitte & Touche LLP to act as the Company’s independent registered public accounting firm and to examine the Company’s financial statements, and those of its subsidiaries, for the year ended December 31, 2010 and the effectiveness of the Company’s internal control over financial reporting as of December 31, 2010. The Committee’s selection of Deloitte & Touche LLP took into account the Committee’s review of Deloitte & Touche LLP’s qualifications as the independent registered public accounting firm for the Company. In addition, the review included matters required to be considered under Securities and Exchange Commission’s rules on auditor independence, including the nature and extent of non-audit services. In the Committee’s business judgment, the nature and extent of non-audit services performed by Deloitte & Touche LLP during 2009 did not impair the firm’s independence.

In reliance on the reviews and discussions detailed in this report and the report of the independent registered public accounting firm, the Committee has recommended to the board of directors, and the board of directors has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 and that such report be filed with the Securities and Exchange Commission.

The Audit Committee

Michael F. Morrissey, Chairman

R.A. Edwards III

Jerry B. Farley

Arthur B. Krause

BENEFICIAL OWNERSHIP OF VOTING SECURITIES

Certain Beneficial Owners of Common Stock

The following table sets forth certain information regarding beneficial ownership of our common stock on March 5, 2010 by each person who is known by us to own beneficially more than 5% of the outstanding shares of common stock.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(1)
Common Stock	BlackRock, Inc.(2) 40 East 52nd Street, New York, NY 10022	6,075,489	5.50%

(1)	Based on the number of shares of our common stock outstanding on March 5, 2010.

(2)	As reported in a Schedule 13G filed with the SEC on January 29, 2010 by BlackRock, Inc., BlackRock Asset Management Japan Limited, BlackRock Advisors (UK) Limited, BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Asset Management Canada Limited, BlackRock Asset Management Australia Limited, BlackRock Advisors, LLC, BlackRock Capital Management, Inc. BlackRock Financial Management, Inc., BlackRock Investment Management, LLC, BlackRock International Ltd, BlackRock Investment Management UK Ltd and State Street Research & Management Company. According to this filing, BlackRock, Inc. acquired Barclays Global Investors, NA on December 1, 2009. As a result, substantially all of the Barclays entities associated with the Schedule 13D previously filed by Barclays Global Investors, NA on February 5, 2009 are included as subsidiaries of BlackRock, Inc. for purposes of the January 29, 2010 Schedule 13G filing. Based on the entities listed in the February 5, 2009 Schedule 13G filing, the following entities are also included as shareholders of our stock: Barclays Global Investors, NA, Barclays Global Fund Advisors, Barclays Global Investors, Ltd., Barclays Global Investors Japan Limited, Barclays Global Investors Canada Limited, Barclays Global Investors Australia Limited, and Barclays Global Investors (Deutschland) AG.

Security Ownership of Management

The following information relating to the ownership of shares of our common stock is furnished with respect to each of our current directors and named executive officers individually, and with respect to our current directors and executive officers as a group, as of March 5, 2010.

	Shares Beneficially Owned(1)		Percent of Class	Restricted Share Units(2)		Total
Outside Directors
Mollie H. Carter	31,784		*	0		31,784
Charles Q. Chandler IV	42,593		*	0		42,593
R.A. Edwards III	56,783	(3)	*	0		56,783
Jerry B. Farley	14,143		*	0		14,143
B. Anthony Isaac	21,228		*	0		21,228
Arthur B. Krause	19,229	(4)	*	0		19,229
Sandra A.J. Lawrence	17,289		*	0		17,289
Michael F. Morrissey	15,921		*	0		15,921
John C. Nettels, Jr.	36,624	(5)	*	0		36,624

Management
William B. Moore	248,387	(6)(7)	*	199,322		447,709
Douglas R. Sterbenz	102,437		*	90,100		192,537
Mark A. Ruelle	60,083	(8)	*	87,000		147,083
Larry D. Irick	49,126	(7)	*	45,000		94,126
James J. Ludwig	29,779	(7)	*	46,614		76,393
All directors and executive officers as a group (17 individuals)	812,557	(9)	*	516,871	(10)	1,329,428	(11)

*	Represents less than 1% of our outstanding common stock.

(1)	Includes beneficially owned shares held in our employee 401(k) savings plan, and shares deferred under our Long Term Incentive and Share Award Plan, the stock for compensation program and the Non-Employee Director Deferred Compensation Plan. No director or named executive officer owns any of our equity securities other than our common stock.

(2)	While not required to be reported, we include other restricted share units granted to executive officers because we believe this demonstrates how the interests of our executive officers and shareholders are aligned.

(3)	Includes 2,592 shares of our common stock that are held by Mr. Edwards’ spouse. These shares are not subject to Mr. Edwards’ voting or investment power.

(4)	Includes 4,000 shares of our common stock that are held in a trust of which Mr. Krause and his spouse are the trustees and Mrs. Krause is the beneficiary.

(5)	Includes 1,500 shares of our common stock held in a trust in which Mr. Nettels has shared investment and voting power.

(6)	Includes 102,985 shares held in a trust of which Mr. Moore and his spouse are co-trustees and beneficiaries and 1,248 shares in a trust of which Mr. Moore is a co-trustee.

(7)	Includes 9,600 shares for Mr. Irick and 4,100 shares for Mr. Ludwig related to restricted share units vesting within sixty days. Includes 5,278 shares for Mr. Moore and 1,286 shares for Mr. Ludwig related to restricted share units that would vest if they retired within sixty days.

(8)	Includes 29,041 shares held in a trust in the name of Mr. Ruelle’s spouse, of which Mr. Ruelle and his children are beneficiaries.

(9)	Includes 67,151 shares of our common stock held by three other executive officers and shares referred to in items (3) through (8) above.

(10)	Includes 48,835 restricted share units held by three other executive officers.

(11)	Includes 115,986 total shares held by three other executive officers.

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion addresses the determination of compensation for our executive officers, including our compensation objectives and philosophy, the role of the Compensation Committee of our board of directors (the “Committee”), the role of our board of directors, and related matters.

Review of Executive Compensation Program

In mid-2008, the Committee decided to undertake a comprehensive review of the philosophy, objectives and structure of our executive compensation program. This decision principally reflected the Committee’s desire to evaluate the existing program in light of current market compensation practices of peer utilities, and the Committee’s awareness of the increased focus of shareholders, corporate governance experts and others on the need for a strong linkage between executive compensation and performance. The expected schedule for the review reflected the Committee’s recognition of the significant effort and time this process would require, and its awareness that a likely time to implement significant changes in the program, if the Committee decided to do so, would be in early 2010 when outstanding three-year awards of restricted share units to the executive officers would vest.

In December 2008, the Committee had extensive discussions about the components and structure of executive compensation programs currently prevalent in the utility industry, the advantages and disadvantages of our existing executive compensation program, and a range of possible changes to our executive compensation program, with a focus on whether the program should include an annual cash incentive, whether all or a portion of long-term incentive awards should vest based on the achievement of performance targets, and possible performance metrics.

Over the course of 2009, the Committee completed this comprehensive review and, among other things, identified the key objectives and philosophical guidelines for the ongoing executive compensation program, determined the changes to be made to the existing executive compensation program to promote the identified objectives, and designed a revised long-term incentive compensation component of the program. The discussion below addresses the executive compensation program in place for 2009, compensation decisions made in 2009 under the existing program, and changes in the structure of the program implemented to date in 2010.

Compensation Philosophy and Objectives

The principal objectives of our executive compensation program are to:

•	attract and retain a superb leadership team by paying market competitive compensation and benefits;

•

align the interests of our executive officers directly with those of shareholders by linking a substantial portion of each executive officer’s potential compensation to the creation of shareholder value as reflected in stock price appreciation and dividend payments, and by requiring executive officers to meet significant stock ownership requirements;

•

motivate our executive officers to contribute to the creation of long-term shareholder value by providing significant performance-based long-term incentive compensation with the incentive based on total shareholder return;

•	maintain a team orientation toward the achievement of business objectives rather than the achievement of short-term goals that might be inconsistent with the creation of long-term shareholder value;

•	encourage a stable management team by providing a strong incentive to remain employed with us over significant periods through a multi-year vesting schedule for long-term incentive compensation;

•	be easy to understand and communicate to our investors.

Overall, our executive compensation program is intended to provide a total compensation opportunity for all of our executive officers as a group that approximates the market median compensation opportunity at peer utilities, while also providing the Committee the flexibility to recognize outstanding individual performance. Because of its focus on stock-based compensation and the creation of long-term shareholder value, the Committee believes this compensation program is compatible with our mission and business as an electric utility.

Executive Compensation Process

Compensation Committee.    The Committee assists our board of directors in administering our executive compensation program. The responsibilities assigned to the Committee by its charter are summarized earlier in this proxy statement under the heading “Board Meetings and Committees of the Board of Directors-Compensation Committee.”

The Committee meets frequently, both in conjunction with regularly scheduled meetings of the board of directors and in special meetings. The Committee generally considers adjustments to officer compensation at the Committee meeting held in conjunction with the February board meeting. Beginning in 2010, as a result of the changes in long-term incentive compensation discussed below, the Committee also expects to consider annual awards of restricted share units at the February meeting.

The agenda for each Committee meeting generally results from discussions among Ms. Carter, the Committee’s chairman, and one or more of our chairman of the board of directors, other members of the board of directors, our Chief Executive Officer, our Vice President, Human Resources, and our Vice President, General Counsel and Corporate Secretary.

The Committee’s charter requires ratification of the Committee’s decisions about compensation for the named executive officers by the full board of directors. To obtain ratification, Ms. Carter reports on the Committee’s decisions, as well as other matters the Committee is addressing, at meetings of the board of directors. She generally reports when the board meets in executive session with only the directors present. Mr. Chandler excuses Mr. Moore when the board is discussing his compensation and at other times that Mr. Chandler considers appropriate so that board members are able to openly discuss officer compensation. A representative of our outside legal counsel for corporate governance matters attends some of these executive sessions. In connection with Ms. Carter’s reports, the board of directors generally receives, or is provided access to, the same market information for compensation of executive officers that is received by the Committee.

Compensation Consultants.    The Committee seeks independent advice from compensation consultants on specific matters on a project-by-project basis as it deems necessary. The Committee has full, independent authority to retain and approve the compensation and terms of engagement for any compensation consultant whose assistance the Committee deems appropriate in connection with the performance of its duties, including the evaluation or determination of the compensation of our executive officers. The Committee generally looks to consultants for market information rather than recommendations about the amount of compensation for individual executive officers. The Committee sometimes discusses a project directly with the consultant, and sometimes provides directions to members of management who then work with the consultant and report back to the Committee. Depending on the project, the consultant may provide materials directly to the Committee or to management.

In mid-2008, after considering proposals from several firms, the Committee selected Hewitt Associates (“Hewitt”) to act as its consultant for the comprehensive review of the executive compensation program mentioned above. Prior to its engagement, Hewitt had not previously provided services to the Committee or the Company. In connection with this assignment, Hewitt provided information to the Committee about market compensation practices in the utility industry, and made recommendations related to the executive compensation program, including the design of long-term incentive awards and the transition to new long-term incentive awards. Hewitt also worked with management to develop market information for the Committee’s review in connection with the Committee’s annual consideration in February 2009 and 2010 of adjustments to officer compensation.

In early 2009 and 2010, management also worked with Towers Watson (previously Towers Perrin) to develop market information for the Committee’s review in connection with the Committee’s annual consideration of adjustments to officer compensation. In 2009 and 2010, as well as previous years, management retained Towers Watson on the Company’s behalf to provide actuarial services for our benefit plans. In the view of the Committee, these services and related fees did not adversely affect the independence of Towers Watson or the ability of Towers Watson to provide the Committee reliable data, in part because these fees are immaterial in amount to Towers Watson. Hewitt, the Committee’s independent consultant, reviewed the data Towers Watson provided to the Committee and management.

Participation of Executive Officers.    Various aspects of the Committee’s evaluation and determination of executive officer compensation involve some of our executive officers and members of senior management. The extent of their involvement depends on the matter under consideration. Executive officers, including Mr. Moore, did not work with the board of directors or the Committee in establishing measures or targets that affect their own compensation and did not participate in the Committee’s discussions about their own compensation or attend the portions of the Committee or board of directors meetings when their own compensation was discussed. However, a few of the executive officers, including Mr. Moore, attended portions of Committee discussions about compensation for executive officers generally and compensation for other executive officers. Further, Mr. Moore made recommendations to the Committee for the compensation of other executive officers. As noted above, management may work with compensation consultants to provide information requested by consultants for their reports to the Committee. In both 2009 and 2010, executive officers, including Mr. Moore, did not meet with compensation consultants on an individual basis regarding their own compensation. In both 2009 and 2010, as requested, management provided previous market data reports and descriptions of executive duties to Towers Watson and Hewitt in connection with their reports to the Committee. In the view of the Committee, this involvement by management did not hinder the ability of the Committee to make independent decisions about executive officer compensation during these periods.

Executive Officer Compensation Program Structure

Components.    The primary components of our executive officer compensation program are a base salary payable in cash and a long-term incentive in the form of restricted share unit awards, which have dividend equivalents (discussed below) associated with them. Our executive compensation program does not currently include an annual cash incentive. Executive officers also receive other benefits received by all of our employees, including 401(k) plan matching contributions, group life insurance benefits and participation in our pension plan. In addition, our executive officers are eligible to participate in a retirement benefit restoration plan adopted in 2010 that replaces benefits lost under our pension plan because of limitations on benefits imposed by the Internal Revenue Code. We have also entered into change in control agreements with all of our executive officers other than Mr. Moore.

Annual Cash Incentive.    In its 2009 review of the executive compensation program, the Committee had extensive discussions about whether the program should be changed to include an annual cash incentive. Hewitt advised the Committee that the typical market practice for peer utilities is to provide an annual cash incentive. Nevertheless, the Committee decided not to implement an annual cash incentive at this time, although the Committee intends to revisit this issue from time to time over the next one or two years. The Committee continues to believe that our executive officers are provided an appropriate incentive through the potential for appreciation in the price of our common stock received when restricted share units vest. The changes discussed below in the structure of restricted share unit awards will enhance this incentive. The Committee has directed management to provide data on various common performance metrics on a going forward basis so that the Committee can monitor how an annual incentive might operate in practice.

Determination of Individual Officer Compensation.    Generally, over the past few years, the Committee targeted base salary and annual total compensation for individual officers at amounts that approximated the median level of base salary and target annual total compensation in the national market for similar positions at comparably sized utilities. National market data was used because the Committee believes we compete for executive talent on a national basis. The median level of compensation was used because the Committee believes our executive officer compensation is competitive at that level. Please see the discussion below under

“Benchmarking” for more information about how we obtain comparable market median compensation data, and in particular how our compensation consultants have used statistical methods to correlate national market data to compensation for a utility with revenues comparable to our revenues.

In accord with the Committee’s overall approach, differences among officers in base salary and target annual total compensation principally reflect differences in median compensation levels for similar positions at comparably sized utilities. In addition, the Committee exercises discretion so that actual base salary and target annual total compensation reflects each officer’s experience and the Committee’s or the chief executive officer’s subjective evaluation of his or her contribution and performance. Target compensation may also be adjusted in situations where an executive officer has taken on a developmental assignment. Without adopting a formal written policy regarding the relationship of compensation among our named executive officers or other employees, in setting base salary and target annual total compensation, the Committee takes into account the appropriateness of the compensation of an individual executive officer relative to the compensation of our other executive officers.

In its 2009 review of the compensation program, the Committee had extensive discussions about the appropriate benchmark for setting individual officer compensation, including whether national market data should be used, whether to look at the position held or role played by a particular officer, whether to adjust the compensation for an individual officer when the officer’s position includes additional or fewer responsibilities than those associated with the benchmark position, and whether to look at the aggregate compensation for the entire officer team rather than the compensation of individual officers. The Committee decided that as a starting point for officer compensation decisions, an aggregate compensation pool should be determined based on the median level of base salary and target annual total compensation in the national market for the positions held by our executive officers. The Committee believes this pool should then be allocated among the officers based on their relative contributions and performance and the other factors discussed above. This approach was used when the Committee considered adjustments to officer compensation in February 2010. The Committee is aware that some of the executive officers have substantial duties beyond those duties typically associated with their benchmark position, and the Committee may in the future decide to make adjustments to compensation that it believes appropriate to compensate officers for these additional duties.

Cash Compensation.    The total cash compensation for our executive officers, including the named executive officers, consists of base salary and dividend equivalents on restricted share units. Over the past several years, the Committee generally targeted base salary for our executive officers to the median level of base salary in the national market for persons holding similar positions at comparably sized utilities, and the Committee made adjustments in some instances for the reasons discussed above. As a result of the 2009 review of the compensation program, the Committee now intends to consider the base salary of an individual officer in relation to the market median, and to continue making adjustments for the reasons discussed above, but to also place greater emphasis on relative individual performance and contribution.

The Committee reviews information about the total cash compensation of our executive officers, but has not targeted total cash compensation at a particular level, unlike base salary and target annual total compensation. Because our executive compensation program does not include an annual cash bonus, total cash compensation for our executive officers is typically significantly less than the relevant market median of total cash compensation.

Long-Term Incentive Compensation.    The Committee awards long-term incentive compensation in the form of restricted share units to our executive officers, including the named executive officers, and other key employees who the board of directors or management believes are in a position to positively affect our long-term performance through the formation and execution of our business strategies. Each restricted share unit represents the right upon vesting to receive one share of our common stock. In addition, each restricted share unit gives the holder the right to receive a cash payment equal in amount to each dividend paid on one share of our common stock. This right to receive a cash payment is referred to as a dividend equivalent. Dividend equivalents change when we change the dividend paid on our common stock.

The Committee believes restricted share units: (1) focus management’s efforts on performance that will create shareholder value and increase the price of our common stock; (2) align the interests of management directly with those of our shareholders; (3) provide a competitive long-term incentive opportunity; and (4) provide a retention incentive for key employees because they vest over time. In addition, we believe it is easier for our investors to understand long-term compensation tied to restricted share units than other forms of long-term awards such as options where valuation of the awards is more complex and less transparent.

Over the past several years, the Committee generally targeted restricted share unit award levels to provide executive officers target annual total compensation in an amount that, at the time of the award and in conjunction with base salary, approximated the median level of target annual total compensation in the national market for similar positions at comparably sized utilities, and the Committee made adjustments in some instances to target annual total compensation for the reasons discussed above. As a result of the 2009 review of the compensation program, the Committee now intends to consider the target annual total compensation of an individual officer in relation to the market median, and to continue making adjustments for the reasons discussed above, but to also place greater emphasis on relative individual performance and contribution. Because we do not provide an annual cash incentive, the restricted share unit awards make up a larger percentage of the target annual total compensation of our officers than does the long-term incentive compensation component of the target total annual compensation for officers of our peers.

We do not time these awards based on announcements of material information or stock price as of any particular date. Prior to 2010, we used the closing price of our common stock on the trading day immediately preceding the date of an award of restricted share units to determine the value of the award for this purpose. For 2010, we used the average closing price of our common stock for the twenty trading days preceding the first day of the performance period (discussed below).

Design of Existing Restricted Share Unit Awards.    Restricted share unit awards granted to our executive officers prior to 2010 vested or will vest in various annual increments based solely on the passage of time, subject to the officer continuing to be employed by us on each anniversary of the award date. These awards were usually structured as multi-year awards where an award was made in one year that vested in annual increments over two to four year periods, and no additional award was made until the end of the vesting period. Our time-based awards are designed to provide total compensation above the target market median if our common stock price significantly increases after the award, but below the target market median if our common stock price significantly decreases after the award. It has been the belief of the Committee and the board of directors, and this continues to be the case, that this structure is appropriate because it aligns the interests of executive officers and shareholders by ensuring that executive officers will receive compensation higher than the target market median only when our shareholders have benefited from appreciation in our stock price and, conversely, that executive officers will receive compensation lower than the target market median when our shareholders have experienced a decline in our stock price. This alignment occurred in 2009 as demonstrated in the table below, which shows that the actual value on the vesting date of restricted share units vesting in 2009 was less than the target annual value of those restricted share units when granted.

Name	Target 2009 Annual RSU Value ($)(1)	Actual 2009 RSU Value on Vesting Date ($)
William B. Moore	704,072	540,781
Douglas R. Sterbenz	541,254	426,928
Mark A. Ruelle	464,684	367,129
Larry D. Irick	267,456	168,288
James J. Ludwig	161,156	108,524

(1)	The value of annual installments of restricted share unit awards is calculated using the closing price of our common stock on the trading dates immediately preceding the dates in 2007 when the awards were granted.

Design of Performance-Based Restricted Share Unit Awards.    As part of its 2009 review of the compensation program, the Committee carefully evaluated the existing practice of making restricted share unit awards that vest based solely on the passage of time, as compared to awards that vest based on the achievement of performance measures. The evaluation included the appropriate form of the awards, the allocation between awards that vest based on time and those that vest based on performance measures, and appropriate performance measures. The Committee recognized that time-based awards do not create a direct link between the vesting, or the risk of not vesting, of an executive officer’s restricted share units, and the Company’s achievement of specific performance measures. The Committee also evaluated the risk and reward to be incorporated into performance-based awards that would provide an appropriate incentive for officers to manage the Company in the long-term interests of its stockholders without encouraging inappropriate risk taking.

The Committee approved a new structure for restricted share unit awards beginning in 2010 that contemplates annual awards of restricted share units with half of the award vesting in three years based solely on the passage of time, and half vesting in three years but subject to adjustment upward or downward based on performance, with performance tied to our total shareholder return relative to the total shareholder return for a peer group over a three-year performance period. The officer will not receive any portion of the target award if our total shareholder return is less than 25% of the total shareholder return for the peer group, and the officer will receive between 25% and 200% of the target award if our total shareholder return is at least 25% and up to 90% or more of the total shareholder return for the peer group. To transition to the new program, the Committee also approved additional awards in 2010 vesting in one and two years, which incorporate increasing levels of risk of an officer not receiving the target award, and increasing potential payouts exceeding the target award. Vesting of all awards is subject to the officer’s employment with us continuing uninterrupted through the vesting date, except that a prorated portion of the award will vest if the officer’s employment terminates as a result of death, disability or retirement.

Benchmarking

The Committee reviews market information about compensation for executive officers of comparably sized utilities when reviewing proposed changes to the compensation of our executive officers, which occurred in February 2009 and February 2010.

When reviewing proposed changes to the compensation of our executive officers in February 2009, the Committee relied principally on market information provided by Hewitt that was derived from its database of utility industry companies comparable in size to Westar. In the discussion below, we refer to this database as the “2008 Hewitt Database.” After discussing each position with management, including the duties and responsibilities associated with each position, Hewitt obtained data from its database for positions that in its judgment most closely corresponded to the positions held by our executive officers. Hewitt aggregated the data for the identified positions and used regression analysis to correlate the data to compensation for a utility with total revenues comparable to our revenues. Hewitt validated the information obtained in this analysis by comparing it to information available from proxy statements filed in 2008 by a group of peer utilities determined in December 2008 in connection with Hewitt’s work for the Committee. The reports provided to the Committee showed market information for base salary at the market median and at the 10th , 25th and 75th and 90th percentiles of the market data. The reports provided to the Committee also showed market information for median target annual total compensation at the market median and at the 25th and 75th percentiles of the market data.

The 2008 Hewitt Database included the following companies:

AGL Resources Inc.	Cleco Corporation	Pinnacle West Capital Corp.
Allegheny Energy, Inc.	CMS Energy Corporation	Portland General Electric Company
ALLETE, Inc.	DTE Energy Corporation	PPL Corporation
Ameren Corporation	El Paso Electric Company	Scana Corporation
Black Hills Corporation	NiSource Inc.	WGL Holding, Inc.

The December 2008 Compensation Peer Group included the following companies:

Alliant Energy Corp.	El Paso Electric Company	Portland General Electric Company
ALLETE, Inc.	Great Plains Energy, Inc.	Puget Energy, Inc.
Avista Corp.	IDACORP, Inc.	SCANA Corp.
Allegheny Energy, Inc.	NSTAR	TECO Energy, Inc.
Black Hills Corporation	NV Energy, Inc.	Unisource Energy Corp.
Cleco Corporation	OGE Energy Corp.
DPL, Inc.	PNM Resources, Inc.

In 2008, companies in the 2008 Compensation Peer Group had average revenues of 2.33 billion and median revenues of $1.7 billion. Our revenues for 2008 were $1.84 billion.

In February 2010, the Committee relied principally on market information provided by Towers Watson that was derived from Towers Watson’s 2009 Energy Services Industry Executive Compensation Database. In the discussion below, we refer to this database as the “Towers Watson Database.” The companies included in the Towers Watson Database are listed on Appendix A to this proxy statement. This database is an annual compilation prepared by Towers Watson of compensation for executive officer positions at a broad group of energy and utility companies. At various times, management directed Towers Watson to provide market information for the positions held by our executive officers. After discussing each position with management, including the duties and responsibilities associated with each position, Towers Watson obtained data from its database for positions that in its judgment most closely corresponded to the positions held by our executive officers. Towers Watson aggregated the data for the identified positions and used regression analysis to correlate the data to compensation for a utility with total revenues comparable to our revenues. The reports provided to the Committee showed market information for base salary, target annual long-term incentive compensation, and target annual total compensation for each position at the market median.

Changes to Named Executive Officer Compensation

2009

In February 2009, the Committee met to consider annual adjustments to the base salaries of all executive officers, including all of the named executive officers. At this time, the Committee did not consider awards of restricted share units for any of the executive officers other than Mr. Moore because three-year awards of restricted share units were made in 2007.

The Committee reviewed market information obtained from Hewitt based on the 2008 Hewitt Database showing base salary and target annual total compensation at the market median and at other market percentiles for the positions held by these officers. The Committee also reviewed recommendations by Mr. Moore for adjustments to the base salaries of all of the executive officers, including all of the named executive officers other than Mr. Moore. The Committee had concerns whether the market information reflected current market levels of compensation because it was based on data collected in early 2008 and anticipated increases in the utility industry that might not have occurred in light of the almost unprecedented turmoil in the economy and the financial markets. The Committee also had concerns about the impact economic conditions would have on the Company in 2009. Based principally on these considerations, the Committee decided that the overall increase in base salaries for all of the executive officers excluding Mr. Moore should be limited to four percent of the aggregate amount of the current base salaries for these officers, even though the base salaries of several officers were significantly below the market median and a larger increase would have been required to increase their base salaries up to the market median. The Committee directed Mr. Moore to provide a revised recommendation for adjustments to base salaries of the executive officers. Mr. Moore provided a revised recommendation to the Committee reflecting a proposed freeze of the base salaries for himself, Mr. Sterbenz and Mr. Ruelle, and adjustments to the base salaries of other officers based principally on their 2008 performance and the gap between current base salary and the market median base salary. The Committee subsequently approved this recommendation in early March 2009.

In early March 2009, the Committee also considered an adjustment to the compensation of Mr. Moore. The market information provided to the Committee by Hewitt showed that Mr. Moore’s base salary was approximately 11% below the market median base salary, and that his target annual total compensation was approximately 46% below the market median target annual total compensation. The Committee decided not to increase Mr. Moore’s base salary for the reasons stated in the preceding paragraph for establishing a cap on the increase in the aggregate base salaries of the other executive officers. However, because of the significant gap between Mr. Moore’s target annual total compensation and the market median target annual total compensation, the Committee approved an award to Mr. Moore of 30,000 restricted share units vesting in one year, subject to Mr. Moore’s employment with us continuing uninterrupted through the vesting date. The market information provided to the Committee by Hewitt showed that Mr. Moore’s new total annual target compensation would be approximately 24% below the market median target annual total compensation.

Taking into account the adjustments discussed above, the following table shows prior base salaries, and the new base salaries and new target annual total compensation resulting from the adjustments to base salaries, to be effective April 1, 2009, for the named executive officers.

Name	Prior Base Salary ($)	New Base Salary ($)	New Target Annual Total Compensation ($)(1)
William B. Moore	630,000	630,000	1,884,572
Douglas R. Sterbenz	435,000	435,000	1,026,654
Mark A. Ruelle	420,000	420,000	927,644
Larry D. Irick	243,000	256,000	546,496
James J. Ludwig	226,000	246,000	421,556

(1)	These amounts consist of base salary, dividend equivalents and the value of the portion of the restricted share unit awards that vest annually. The value of annual installments of restricted share unit awards is calculated using the closing price of our common stock on the trading dates immediately preceding the dates in 2007, and in the case of Mr. Moore also 2009, when the awards were granted, rather than the market value in February or March 2009.

2010

In February 2010, the Committee met to consider annual adjustments to the compensation of all of the executive officers, including all of the named executive officers. The Committee reviewed market information obtained from Towers Watson showing base salary and target annual total compensation at the market median for the positions held by these officers. The Committee also reviewed a recommendation by Mr. Moore for adjustments to the base salaries and proposed target annual total compensation of all of these officers except himself. The Committee approved an aggregate increase in base salaries proposed by Mr. Moore that was approximately 3.5% of the aggregate amount of the current base salaries for such officers. The approved increase is less than the amount required to raise the aggregate amount of the base salaries for these officers to the market median, which reflects in part the Committee’s concern about uncertain economic conditions in 2010 and their impact on the Company. The Committee also approved related restricted share unit awards consistent with the new design discussed above.

The Committee also considered an adjustment to the compensation of Mr. Moore. The Towers Watson market information provided to the Committee showed that Mr. Moore’s base salary was approximately 11% below the market median base salary, and that his target annual total compensation was approximately 16% below the market median target annual total compensation. The Committee decided to increase Mr. Moore’s base salary from $630,000 to $660,000, and approved target annual total compensation of $2,060,000, including a restricted share unit award consistent with the new design described above. The market information Towers Watson data provided to the Committee showed that Mr. Moore’s new base salary would be approximately 6% below the market median base salary and that his target total annual compensation would be approximately 9% below the market median target annual total compensation.

Taking into account the adjustments discussed above, the following table shows prior base salaries, and the new base salaries and new target annual total compensation for the named executive officers.

Name	Prior Base Salary ($)	New Base Salary ($)	New Target Annual Total Compensation ($)(1)
William B. Moore	630,000	660,000	2,059,904
Douglas R. Sterbenz	435,000	455,000	1,073,860
Mark A. Ruelle	420,000	435,000	1,053,860
Larry D. Irick	256,000	265,000	585,100
James J. Ludwig	246,000	255,000	575,100

(1)	These amounts consist of base salary and the value of the annual award of restricted share units. The value of the annual award of restricted share unit awards is calculated using the average closing price of our common stock for the twenty trading day immediately preceding January 1, 2010 of $21.34 per share.

Other Benefit Programs and Perquisites

Our executive officers have the opportunity to participate in employee benefit programs available to all of our non-union employees, including the employees’ 401(k) savings plan, medical, dental and life insurance programs, a defined benefit pension plan and assistance with moving expenses in some instances. In addition, our executive officers are eligible to participate in a retirement benefit restoration plan adopted in 2010 that replaces benefits lost under our pension plan because of limitations on benefits imposed by the Internal Revenue Code. Executive officers, including the named executive officers, do not receive any other “perquisites” or special benefits such as car allowances, discretionary allowances, personal expense reimbursements, personal use of aircraft or country club memberships. From time to time, the Committee considers one-time arrangements or payments that it considers appropriate.

Pension and Retirement Plans

Our executive officers, including the named executive officers, participate in the same defined benefit pension plan that we make available to all of our employees. As part of its 2009 review of the compensation program, the Committee received information prepared by Hewitt and Towers Watson about the competitiveness of the retirement benefits provided to our executive officers under our pension plan. This information demonstrated that our retirement benefits were substantially less favorable than the retirement benefits provided to the executive officers of most other utilities. Hewitt advised the Committee that most utilities, and all of the companies in the Company’s peer group, provide a retirement benefit restoration plan to replace benefits lost under qualified pension plans because of limitations on benefits imposed by the Internal Revenue Code. Many utilities also provide a supplemental pension plan for executive officers with additional pension benefits. In addition, the compensation of our executive officers is weighted towards stock, which is not included in the calculation of benefits under our pension plan or the retirement benefit restoration plan.

The Committee concluded as part of its 2009 review that the Company should provide retirement benefits that are closer to the median retirement benefits prevalent in the utility industry. Consequently, the Committee and the board of directors approved the adoption of a retirement benefit restoration plan that replaces benefits lost under our pension plan because of limitations on benefits imposed by the Internal Revenue Code. While the retirement benefits are still somewhat less competitive than those generally provided by other utilities, the Committee believes that given our current executive compensation program structure, the absence of these retirement benefits will not impede our ability to attract and retain talented executive officers because our base salary and target annual total compensation are competitive and provide executive officers the ability to accumulate substantial assets over time.

In addition to their benefits under our pension plan, Mr. Moore and Mr. Ruelle accrued vested benefits for periods of employment prior to rejoining us as officers in late 2002 and early 2003 under an executive salary continuation plan. These officers are not accruing additional benefits under this plan in connection with their current employment, and none of the other named executive officers are accruing benefits under this plan. Mr. Moore is receiving monthly payments of his vested benefits under this plan. In addition, Mr. Moore accrued vested benefits under the Kansas Gas and Electric Company Deferred Compensation Plan for a period of employment prior to rejoining us as an officer in late 2002. Please see “Pension Benefits” below for a more detailed discussion of the benefits provided to Mr. Moore and Mr. Ruelle under these plans. Generally, the Committee has not taken into account these benefits related to prior periods of employment in setting current compensation for Mr. Moore and Mr. Ruelle, although the Committee did consider these benefits in its evaluation of the adoption of the retirement benefit restoration plan discussed above, and in Mr. Moore’s case, whether to provide a change in control agreement.

Post-Termination Executive Compensation

Our general philosophy is that an executive officer at termination of employment should only be paid compensation earned to the date of termination, except in the event of a change in control as discussed further below. In the event of a change of control, if we terminate an executive officer’s employment other than for cause, the executive officer terminates his or her employment for good reason, or the executive officer’s employment terminates on account of death, disability or normal retirement, the compensation paid generally would include unpaid base salary, unused accrued vacation, and if the executive officer has retired, accumulated sick leave up to 30 days. In addition, the compensation paid would include a prorated portion of any unvested restricted share units. However, if an executive officer voluntarily terminates his or her employment prior to normal retirement, or if we terminate an executive officer’s employment for cause, the executive officer generally would be entitled only to receive unpaid salary and unused accrued vacation, and the executive officer would not receive a prorated portion of any unvested restricted share units. In addition, executive officers would retain the benefits they have accrued under our pension plan. Please see the table titled “Potential Payments Upon Termination or Change in Control” below for the amount of the benefits payable to each of our named executive officers following a termination of employment under various circumstances.

Change in Control Agreements

The possibility of a change in control can create uncertainty and generate questions among management that may result in the departure or distraction of management personnel to the detriment of the Company and its shareholders. Accordingly, the Committee and the board of directors have taken steps to both minimize the risk that our executive officers will depart prior to a change in control, and to reinforce and encourage the continued attention and dedication of executive officers to their assigned duties without distraction in circumstances arising from the possibility of a change in control. The board of directors believes it important, in the event we or our shareholders receive a proposal for transfer of control, that our executive officers be able to continue their management responsibilities without being influenced by the uncertainties of their own personal situations.

The board of directors has authorized change in control agreements for all of our executive officers other than Mr. Moore. The board of directors has not authorized change in control agreements for Mr. Moore, principally, as discussed above, because he is receiving post-employment benefits from a prior period of employment with us. The board of directors believes these arrangements currently provide adequate protection to Mr. Moore, but the Committee reviews the status of these arrangements periodically.

The board of directors believes that the payments that could be made under the change in control agreements are reasonable because of the amounts involved and, among other things, (i) no payments are made to executive officers unless there is both a change in control and subsequently a change in employment situation (this is commonly referred to as a “double-trigger” provision); (ii) the agreements provide for a two times payment multiple; (iii) if necessary to avoid tax penalties, the payments are reduced to the maximum amount that can be paid without triggering tax penalties; (iv) there are no “gross-up” payments to executive officers for taxes they incur as a result of receiving the change in control payments; and (v) we have the right to terminate the agreements with 180 days notice at any time prior to a change in control.

Please see “Potential Payments Upon Termination or Change in Control” below for a more detailed description of the terms of the change in control agreements and the amount of the benefits payable to each of our named executive officers in the event of the termination of his employment for various reasons following a change in control.

Deferred Compensation

We do not have a deferred compensation plan for cash compensation paid to any of the executive officers, including the named executive officers. However, we have a plan that authorizes the Committee, at its discretion, to permit executive officers to defer the receipt of shares of common stock that would otherwise be issued upon the vesting of restricted share units. The Committee may permit deferral of stock awards when we would not otherwise be able to take a tax deduction for compensation expense related to the receipt of shares upon the vesting of restricted share units. See the Nonqualified Deferred Compensation table later in this proxy statement for information about deferrals by Mr. Moore. When he was previously employed by our subsidiary, Kansas Gas and Electric Company, Mr. Moore participated in a deferred compensation plan pursuant to which he deferred a portion of his cash compensation from 1983 through 1991. We discuss this deferred compensation in more detail below in the section titled “Pension Benefits-KGE Deferred Compensation Plan.”

Stock Ownership Requirements

Our stock ownership requirements require each executive officer to own an amount of our common stock having a value equal to a multiple of the officer’s base salary. The multiple ranges from two to five times base salary, depending upon the position of the executive officer. The Committee believes these requirements further align the interests of executive officers with the interests of our shareholders by ensuring our executive officers have a significant long-term stake in the Company and are subject to the risks of equity ownership. The current requirements are five times base salary for Mr. Moore, three times base salary for Mr. Ruelle, Mr. Sterbenz and Mr. Ludwig, and two times base salary for Mr. Irick. The Committee reviews compliance with the stock ownership requirements on an annual basis, and did so most recently at the February 2010 Committee meeting. As of February 24, 2010, each of the named executive officers except Mr. Ludwig satisfied the applicable requirement. We determine whether the requirements have been met using our closing stock price on the last trading day of the immediately preceding calendar year. Mr. Ludwig is expected to be in compliance in the future upon the vesting of restricted share units. Unvested restricted share units do not count towards satisfying the stock ownership requirement. We expect executive officers to achieve the applicable ownership requirement through the vesting of restricted share units within five years of the later of the adoption of the stock ownership requirements or their appointment to an executive officer position. If the executive officer’s required level of stock ownership has been met, the executive officer may sell any additional shares owned during authorized trading periods.

Tax Deductibility of Compensation

Under Section 162(m) of the Internal Revenue Code, we may not deduct certain forms of compensation in excess of $1 million paid to any of the named executive officers other than the chief financial officer. Certain performance-based compensation is specifically exempt from the deduction limit. The Committee considers deductibility of compensation for federal income tax purposes in structuring our executive compensation program; however, to maintain flexibility in compensating executive officers in a manner designed to promote our various goals, the Committee does not necessarily design compensation programs solely for tax purposes. For example, our time-based restricted share units, as currently designed, are not eligible for the performance-based exemption from the Section 162(m) deduction limit. Our performance-based restricted share unit awards are exempt from the deduction limit.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with the Company’s management the Compensation Discussion and Analysis included in this proxy statement. Based on that review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

The Compensation Committee

Mollie H. Carter, Chairman

B. Anthony Isaac

Sandra A.J. Lawrence

Michael F. Morrissey

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

The following tables, narrative and footnotes discuss the compensation for 2007, 2008 and 2009 of our named executive officers.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Stock Awards ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
William B. Moore President and Chief Executive Officer	2009	630,000	448,500	347,758	12,125	1,438,383
	2008	622,500	0	365,492	11,527	999,519
	2007	525,000	2,143,539	276,068	176,382	3,120,989

Douglas R. Sterbenz Executive Vice President and Chief Operating Officer	2009	435,000	0	45,315	11,824	492,139
	2008	430,000	0	40,002	113,568	583,570
	2007	361,875	1,652,223	47,458	10,752	2,072,308

Mark A. Ruelle Executive Vice President and Chief Financial Officer	2009	420,000	0	31,668	11,787	463,455
	2008	415,000	0	55,205	11,159	481,364
	2007	372,159	1,422,513	52,146	10,752	1,857,570

Larry D. Irick Vice President, General Counsel and Corporate Secretary	2009	252,750	0	62,488	11,678	326,916
	2008	239,500	0	50,433	13,444	303,377
	2007	225,750	802,368	61,081	10,718	1,099,917
James J. Ludwig Executive Vice President, Public Affairs and Consumer Services	2009	241,000	0	31,939	11,254	284,193
	2008	223,250	0	48,405	41,256	312,911
	2007	191,300	483,468	11,722	13,573	700,063

Salary

The amounts reported in the Salary column of the Summary Compensation Table reflect different salaries paid in the indicated years for different periods. See the Compensation Discussion and Analysis section of this proxy statement above for additional discussion about adjustments to base salaries.

Stock Awards

The reported dollar value in the Stock Awards column of the Summary Compensation Table is the aggregate grant date fair value determined in compliance with Financial Accounting Standards Board Codification Topic 718 for awards of restricted share units made to the named executive officers. The aggregate grant date fair value is determined by multiplying the number of shares granted by the closing stock price on the grant date of the underlying common stock. For additional information about the assumptions we used in calculating such compensation expense, see Note 11 in our Notes to Consolidated Financial Statements, Employee Benefit Plans, Stock Based Compensation Plans, found in our Annual Report on Form 10-K for the year ended December 31, 2009, which is incorporated herein by reference.

In January 2007, we awarded Mr. Moore, Mr. Sterbenz and Mr. Ruelle, 59,100, 53,700 and 53,700 restricted share units, respectively, that vested in equal annual installments over three years. In April 2007, we awarded Mr. Irick and Mr. Ludwig, 28,800 and 12,300 restricted share units, respectively, that vested in equal annual installments over three years. In July 2007, we awarded Mr. Moore, Mr. Sterbenz and Mr. Ludwig, 23,400, 9,300 and 5,700 restricted share units, respectively, that vest in equal annual installments over three years. In March of 2009, we awarded Mr. Moore 30,000 restricted share units that vested on March 5, 2010.

Pension Benefits

Amounts reported in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column of the Summary Compensation Table reflect the aggregate change during 2009 in the actuarial present value of each named executive officer’s accumulated pension benefits. These values do not represent cash received by the named executive officers in the indicated years. The material terms of our pension plans and the assumptions and methods used to determine these amounts are described following the Pension Benefits section of this proxy statement below.

All Other Compensation

The following table identifies the amount of each item included in the All Other Compensation column of the Summary Compensation Table.

Name	401(k) Plan (1) ($)	Life Insurance (2) ($)	Discount on Stock for Compensation Program (3) ($)	Taxable Promotional Items (4) ($)	Total ($)
William B. Moore	11,025	1,095	—	5	12,125
Douglas R. Sterbenz	11,025	778	—	11	11,824
Mark A. Ruelle	11,025	751	—	21	11,787
Larry D. Irick	11,025	435	135	83	11,678
James J. Ludwig	10,845	404	—	5	11,254

(1)	Amounts reflect matching contributions to the Employees’ 401(k) Savings Plan for the named executive officers.

(2)	Amounts reflect premiums paid on term life insurance for the benefit of the named executive officers under our group term life insurance plan provided to all non-union employees.

(3)	Amount reflects the value of discounts received by Mr. Irick on shares purchased through the reinvestment of dividends that were paid on deferred shares of our common stock held under a stock for compensation program that was discontinued in 2000.

(4)	Amounts reflect the aggregate value of promotional items received by the named executive officers. At some company-organized events, such as those for training, planning, leadership and employee recognition, we provided employees, including the named executive officers, various items with the Company or a related logo, such as shirts, jackets, mugs and books. These amounts also include tax gross-up payments related to the items.

Dividend Equivalents

Each of the named executive officers received dividend equivalents on unvested restricted share units during 2009 (Mr. Moore, $72,380; Mr. Sterbenz, $32,940; Mr. Ruelle, $26,492; Mr. Irick, $17,088; and Mr. Ludwig, $12,440). These amounts are not required to be reported in the Summary Compensation Table because dividend equivalents are paid on restricted share units in an equal amount to the dividends paid on an equal number of shares of our common stock and dividend equivalents are already factored into the grant date fair value of restricted share unit awards. As discussed in the Compensation Discussion and Analysis section of this proxy statement, dividend equivalents were taken into account in establishing the annual total compensation for named executive officers in 2009.

GRANTS OF PLAN-BASED AWARDS

With the exception of Mr. Moore, no grants of restricted share units were made to the named executive officers in 2009. The following table sets forth information about the grant of restricted share units to Mr. Moore in 2009.

Name	Grant Date	Date of Board Action	All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)(1)
William B. Moore	03/05/2009	03/05/2009	30,000	448,500

(1)	The aggregate grant date fair value is determined by multiplying the number of restricted share units granted by our closing stock price ($14.95) on the grant date.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information about the market value at December 31, 2009, of unvested restricted share units held by the named executive officers.

	Stock Awards
Name	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)
William B. Moore	57,500	1,248,900
Douglas R. Sterbenz	21,000	456,120
Mark A. Ruelle	17,900	388,788
Larry D. Irick	9,600	208,512
James J. Ludwig	7,000	152,040

For each named executive officer, the reported market value is equal to his total number of unvested restricted share units multiplied by our closing stock price on December 31, 2009 of $21.72 per share.

The awards of the restricted share units that had not vested as of December 31, 2009, were made in the periods indicated below.

Name	Year of Award	Restricted Share Units (#)	Vesting Schedule
William B. Moore	2009 2007	30,000 27,500	March 5, 2010 (30,000) January 2, 2010 (19,700) July 1, 2010 (7,800)

Douglas R. Sterbenz	2007	21,000	January 2, 2010 (17,900) July 1, 2010 (3,100)

Mark A. Ruelle	2007	17,900	January 2, 2010 (17,900)

Larry D. Irick	2007	9,600	April 1, 2010 (9,600)

James J. Ludwig	2007 2001	6,000 1,000	April 1, 2010 (4,100) July 1, 2010 (1,900) Upon certain events(1)

(1)	The restricted share units granted to Mr. Ludwig in 2001 will vest if the Company’s stock price remains at $27.83 or above for a period of twenty consecutive trading days, or upon his death, disability or retirement, if any of those events occur prior to the expiration of the restricted share units on February 8, 2011.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth information about the value of shares of our common stock received by the named executive officers as a result of the vesting of restricted share units in 2009.

Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
William B. Moore	27,500	540,781
Douglas R. Sterbenz	21,000	426,928
Mark A. Ruelle	17,900	367,129
Larry D. Irick	9,600	168,288
James J. Ludwig	6,000	108,524

The market value of the shares received by the named executive officers is based on our closing stock price on the date of vesting or the trading day immediately preceding the date of vesting in instances where the date of vesting was not a trading day. Each of the named executive officers forfeited shares for the payment of federal, state and FICA withholding taxes relating to the vesting of certain restricted share units (Mr. Sterbenz, 6,894 shares; Mr. Ruelle, 5,925 shares; Mr. Irick, 3,142 shares; and Mr. Ludwig, 2,039 shares). With respect to certain restricted share units, Mr. Moore forfeited shares for the payment of FICA withholding taxes (970 shares) because he had previously elected to defer receipt of the shares he otherwise would have received on the vesting of the restricted share units. Mr. Moore deferred 26,530 shares after the forfeiture of shares for the payment of FICA withholding taxes. Mr. Moore elected to have his deferred shares distributed to him in equal annual installments over a five-year period beginning on the first business day following the six-month anniversary of the termination of his employment.

PENSION BENEFITS

The following table sets forth, at December 31, 2009, the present value of accumulated benefits payable to the named executive officers under our pension plan, our Executive Salary Continuation Plan, and the Kansas Gas and Electric Company Deferred Compensation Plan.

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
William B. Moore	Retirement Plan (final average earnings)	22.4	500,210	—
	Retirement Plan (cash balance)	7.0	152,841	—
	Executive Salary Continuation Plan	22.4	2,110,138	163,769
	KGE Deferred Compensation Plan	n/a	1,597,781	—

Douglas R. Sterbenz	Retirement Plan (final average earnings)	12.6	234,014	—

Mark A. Ruelle	Retirement Plan (final average earnings)	10.5	83,635	—
	Retirement Plan (cash balance)	7.0	107,602	—
	Executive Salary Continuation Plan	10.5	90,241	—

Larry D. Irick	Retirement Plan (final average earnings)	10.6	276,340	—

James J. Ludwig	Retirement Plan (final average earnings)	12.3	148,748	—
	Retirement Plan (cash balance)	7.0	95,972	—

Retirement Plan

The Westar Energy, Inc. Retirement Plan (the “Retirement Plan”) is a broad-based tax-qualified defined benefit pension plan in which generally all of our employees, including the named executive officers, are eligible to participate. Participation is automatic and begins after an eligible employee completes one year of credited service. All of the named executive officers are fully vested in their plan benefits.

The Retirement Plan uses two formulas to calculate benefits, a final average earnings formula for employees hired prior to January 1, 2002, and a cash balance formula for non-union employees hired (or re-hired) after December 31, 2001. “Final average earnings” generally means the average annual earnings of an employee measured over the sixty consecutive months that produce the highest monthly average within one hundred twenty consecutive months immediately preceding the employee’s termination or retirement date. Earnings related to restricted share unit awards and dividend equivalents are not included in the calculation of final average earnings. In 2009, the Internal Revenue Code limited annual compensation that could be used in calculating pension benefits to $245,000.

Mr. Moore, Mr. Ruelle and Mr. Ludwig accrued vested benefits calculated under the final average earnings formula during periods of employment with us (or our subsidiary, Kansas Gas and Electric Company) prior to recommencing employment with us (Mr. Moore rejoined us in December of 2002 and Mr. Ruelle and Mr. Ludwig rejoined us in January of 2003). Mr. Moore, Mr. Ruelle and Mr. Ludwig are also accruing a benefit calculated under the cash balance formula as a result of their current employment. Mr. Sterbenz and Mr. Irick are accruing benefits calculated under the final average earnings formula as a result of their current employment.

Under the final average earnings formula, the accrued benefit for each non-union plan participant equals:

(1)	1.5% times the participant’s final average earnings plus .4% times the final average earnings in excess of covered compensation (certain wages subject to Social Security taxes) multiplied by credited service up to twenty years; plus

(2)	.8% times the final average earnings plus .4% times the final average earnings in excess of covered compensation multiplied by credited service in excess of 20 years up to a maximum of 35 years.

Pension benefits accrued under the final average formula are paid as a monthly annuity generally for the participant’s lifetime. The normal form of benefit for a married participant is a 50% joint and survivor annuity, which provides reduced monthly payments during the participant’s lifetime and lifetime payments to the spouse following the participant’s death in the amount of 50% of the reduced payments. Full benefits may be received when a participant reaches retirement age of 62 or age 60 with 35 years of service. Benefits are reduced if a participant elects to receive payments before attaining such age and years of service.

Under the cash balance formula, a bookkeeping account is established for each plan participant and credited with interest and contribution credits. Participants may elect to receive benefits accrued under the cash balance formula either as an annuity or as a lump sum distribution. Interest is credited on a monthly basis during a plan year to each participant’s account using an annual rate of interest determined each December by a plan-specific formula. The formula uses the one-year Treasury Constant Maturities plus 1% and the 30-year Treasury Constant Maturities for the preceding November to determine the new annual rate of interest to be paid for the plan year. The annual interest rates applicable for 2007, 2008 and 2009 were 4.69%, 4.52% and 4.00%, respectively. Contribution credits are determined by multiplying the contribution rate applicable for each participant’s age (based upon the first day of the month) by the participant’s plan earnings for that particular month. The contribution rates are shown in the following table:

Age
Less than 30	4%
30 and above but less than 35	5%
35 and above but less than 40	6%
40 and above but less than 45	7%
45 and above but less than 50	8%
50 and above but less than 55	9%
55 and above but less than 60	10%
60 or more	12%

We calculated the amounts in the Present Value of Accumulated Benefit column in the Pension Benefits table above based on the same assumptions used for financial reporting purposes with respect to the Retirement Plan in our 2009 consolidated financial statements. For each named executive officer, we calculated the present value of his accrued pension benefit as of December 31, 2009, using a discount rate of 5.95% and the RP-2000 combined healthy mortality tables for male and female annuitants, with mortality improvements projected as required by the Pension Protection Act of 2006 for 2010 funding valuations. Benefits were assumed to commence at the earliest unreduced retirement age (62) and to be made in the form of a life annuity. The calculations assume that the named executive officers continue to live and will work until the earliest unreduced retirement age.

We caution that the values reported in the Present Value of Accumulated Benefit column in the table above are hypothetical and are calculated and presented pursuant to SEC regulations and are based on assumptions used in preparing our audited 2009 consolidated financial statements. The Retirement Plan uses a different method of calculating actuarial present value for the purpose of determining a lump sum payment, if any, under the plan. The change in pension value from year to year is subject to volatility in interest rates and may not represent the value that a named executive officer will actually accrue under the Retirement Plan during any given year when based on the Retirement Plan’s current definition of actuarial present value. As a result, the values in the table above do not represent the value that a named executive officer would receive from the Retirement Plan had he actually retired on December 31, 2009.

Executive Salary Continuation Plan

In addition to their benefits under our Retirement Plan, Mr. Moore and Mr. Ruelle accrued vested benefits for periods of employment prior to their rejoining us as officers in late 2002 and early 2003 under an executive salary continuation plan. Mr. Moore receives an annual benefit of $163,769 under the plan. The estimated annual benefit payable to Mr. Ruelle under the plan upon retirement at or after age 62 is $16,072.

We calculated the present value of the benefits as of December 31, 2009 for the executive salary continuation plan in the Present Value of Accumulated Benefits column in the Pension Benefits table using a discount rate of 5.95% and the RP-2000 combined healthy mortality tables for male and female annuitants, with mortality improvements projected as required by the Pension Protection Act of 2006 for 2010 funding valuations. For Mr. Ruelle, we calculated the present value of his benefit as a 15-year annuity. The 15-year period was reduced for Mr. Moore to reflect the fact that his benefits are currently in pay status. These two named executive officers are not accruing additional benefits under the plan as a result of their current employment. Mr. Sterbenz, Mr. Irick and Mr. Ludwig are not participants in this plan.

KGE Deferred Compensation Plan

Prior to our acquisition in 1992 of our subsidiary, Kansas Gas and Electric Company (“KGE”), KGE permitted certain employees to participate in the KGE Deferred Compensation Plan. Mr. Moore deferred a portion of his compensation from 1983 to 1991. Beginning the first day of the month following the day he attains age 65 or would have attained age 65 had he lived, Mr. Moore or his designated beneficiary will receive supplemental retirement income or survivor payments of $20,525 per month over a fifteen-year period pursuant to the plan. We have reported the benefits under this plan in the table above, and not in the Nonqualified Deferred Compensation table below, because the benefits payable to Mr. Moore are fixed, fully vested, payable to him at his normal retirement age, and not subject to reduction or termination in the event of termination of employment, early retirement, death or disability, which we believe makes these benefits equivalent to pension benefits.

NONQUALIFIED DEFERRED COMPENSATION

The following table sets forth information about compensation deferred by the named executive officers.

Name	Aggregate Balance at Last Fiscal Year End ($)
William B. Moore	2,608,246
Larry D. Irick	19,548

The aggregate balance for Mr. Moore is determined by multiplying 119,806 deferred restricted share units plus 279 deferred reinvested dividend equivalents earned on restricted share units by the closing market price of our common stock on December 31, 2009 of $21.72. The aggregate balance for Mr. Irick is determined by multiplying 693 stock units deferred under the Stock for Compensation program and 207 deferred reinvested dividend equivalents previously earned on restricted share units by the closing market price of our common stock on December 31, 2009 of $21.72. There are no earnings on the restricted share units deferred by Mr. Moore because he did not elect to defer receipt of the dividend equivalents associated with these restricted share units. Discounts related to reinvested dividends on the stock units deferred by Mr. Irick are reported in All Other Compensation in the Summary Compensation Table.

As discussed above under “Pension Benefits” in the paragraph titled KGE Deferred Compensation Plan, we report benefits payable to Mr. Moore under the KGE Deferred Compensation Plan as pension benefits.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Potential Payments Upon Termination

If the employment of any of the named executive officers terminates for any reason, he will receive a lump-sum cash amount equal to the sum of his base salary and any accrued vacation pay through the date of termination, to the extent not previously paid. In addition, restricted share units awarded to the named executive officer prior to 2010 will vest on a prorated basis through the date of termination upon a Qualifying Termination. In the case of these executive officers, the term “Qualifying Termination” means termination by us other than for “Cause,” termination by an officer for “Good Reason”, or termination by reason of death, disability or normal retirement. The terms “Cause” and “Good Reason” have the same meanings given to such terms in the change in control agreements described below.

Potential Payments Upon Change in Control

On August 20, 2005, the board of directors approved change in control agreements for all of the named executive officers, except for Mr. Moore, which were executed in January of 2006. On February 24, 2010, the board of directors approved amended and restated change in control agreements, which only reflected changes so that defined terms used in them refer to both time-based and performance-based restricted share units following the modifications in February 2010 to the form of restricted share unit awards made to the executive officers. Under the change in control agreements, an officer is eligible to receive the following benefits if, within three years after a change in control, we terminate the officer’s employment without “Cause” or the officer terminates his or her employment for “Good Reason”:

•

a severance payment equal to two times the sum of (1) the officer’s base salary on the date of the change in control or, if higher, the date of termination, (2) the annual amount of the dividend equivalents payable to the officer, based on our annual dividend and the “Annual RSU Grant” (defined as the number of restricted share units awarded under the officer’s most recent annual grant of restricted share units, which is equal to the sum of the number of time-based restricted share units and the target number of performance-based restricted share units), and (3) the value of the officer’s Annual RSU Grant (regardless of conditions for vesting) based on the higher of our stock price at the date of the change in control or the date of termination;

•	a cash payment for accrued vacation and up to thirty days of accumulated sick leave;

•

participation in our (or our successor’s) welfare benefit plans for two years following termination (or until the officer is receiving comparable benefits from a new employer) on the same terms as benefits are provided to officers at the time of termination;

•	a cash payment equal to the actuarial present value of pension plan benefits for two additional years of service; and

•	we (or our successor) will cause directors and officers liability insurance to be provided to the officer for at least five years following termination.

If necessary to avoid excise taxes, the severance payment will be reduced to the maximum amount that can be paid without triggering excise taxes. There are no gross-up payments to executive officers for taxes they incur as a result of receiving change in control payments. We have the right to terminate the change in control agreement with 180 days notice at any time prior to a change in control.

The term “Cause” generally means the officer’s conviction of a felony or crime involving moral turpitude, the officer’s commission of a willful act of fraud or dishonesty with respect to us, the officer’s willful and repeated failure to perform substantially his or her material duties to us, the officer’s engaging in significant activity that is materially harmful to our reputation, or the officer’s breach of his or her fiduciary responsibilities to us or our shareholders.

The term “Change in Control” generally means the sale of all or substantially all of our assets, a person becoming the beneficial owner of 20 percent or more of our outstanding voting securities, a merger or consolidation, or our continuing directors ceasing for any reason to constitute a majority of the board of directors.

The term “Good Reason” generally means any change in an officer’s status as an officer, a reduction in total compensation, any requirement that the officer relocate more than 80 miles to a location outside our Kansas retail electric service territory, or any action that materially and adversely affects the officer’s participation in or reduces the officer’s benefits under any benefit plan.

In addition to the benefits described above under the change of control agreements, upon termination of employment following a change of control, the named executive officers will receive the amounts described in the preceding section titled “Potential Payments Upon Termination.”

Termination and Change in Control Tables

The tables below show the payments we would make to each of the named executive officers following termination of his employment in various circumstances, including termination following a change in control. We made the following assumptions in calculating the payments to each of the named executive officers:

•	We assumed a termination date of December 31, 2009 as required by the applicable SEC regulations.

•	We made calculations consistent with the terms of his change in control agreement, if applicable, as described above.

•	We assumed each officer had been paid all base salary through the date of termination.

•	We used our closing common stock price on December 31, 2009 ($21.72) to value unvested restricted share units.

•

We used the average of the high and low stock price of our common stock on December 31, 2009 ($21.975) to determine the Annual RSU Grant (as defined above) value, as required by the terms of the change in control agreements.

•

We used our annual dividend of $1.20 per share on our common stock at December 31, 2009 to calculate dividend equivalents payable in the event of a qualifying termination following a change in control.

•

We omitted payments or benefits we provide to all salaried employees upon termination of employment in the applicable circumstances, including accrued unused vacation and payment for one month of accumulated sick leave contingent upon certain conditions being met.

We also made the following assumptions in calculating the payments to certain of the named executive officers:

•

To calculate pension-related payments, we assumed, in the case of Mr. Ruelle and Mr. Ludwig, no change in pay or pay limits relating to the cash balance formula and we used two years of contribution credits as the present value. In the case of Mr. Sterbenz and Mr. Irick, we assumed no change to the actual final average earnings used in the calculation and we used two additional years of pension service in calculating the pension value.

William B. Moore, President and Chief Executive Officer

Executive Benefits and Payments Upon Termination	Voluntary Termination By Officer ($)	Normal Retirement, Death or Disability ($)	Termination by Company without Cause or by Officer for Good Reason ($)	Termination by Company for Cause ($)	Qualifying Termination After Change in Control ($)
Base Salary	—	—	—	—	—
Unvested Restricted Share Units	—	1,047,795	1,047,795	—	1,047,795
Annual RSU Grant Value	—	—	—	—	—
Dividend Equivalents	—	—	—	—	—
Medical and Welfare Plan Benefits	—	—	—	—	—
Accrued Sick Leave	—	—	—	—	—
Pension Related Payment	—	—	—	—	—

Total	—	1,047,795	1,047,795	—	1,047,795

Douglas R. Sterbenz, Executive Vice President and Chief Operating Officer

Executive Benefits and Payments Upon Termination	Voluntary Termination By Officer ($)	Normal Retirement, Death or Disability ($)	Termination by Company without Cause or by Officer for Good Reason ($)	Termination by Company for Cause ($)	Qualifying Termination After Change in Control ($)
Base Salary	—	—	—	—	870,000
Unvested Restricted Share Units	—	420,391	420,391	—	420,391
Annual RSU Grant Value	—	—	—	—	922,950
Dividend Equivalents	—	—	—	—	50,400
Medical and Welfare Plan Benefits	—	—	—	—	20,495
Accrued Sick Leave	—	—	—	—	50,191
Pension Related Payment	—	—	—	—	37,220

Total	—	420,391	420,391	—	2,371,647

Mark A. Ruelle, Executive Vice President and Chief Financial Officer

Executive Benefits and Payments Upon Termination	Voluntary Termination By Officer ($)	Normal Retirement, Death or Disability ($)	Termination by Company without Cause or by Officer for Good Reason ($)	Termination by Company for Cause ($)	Qualifying Termination After Change in Control ($)
Base Salary	—	—	—	—	840,000
Unvested Restricted Share Units	—	386,638	386,638	—	386,638
Annual RSU Grant Value	—	—	—	—	786,705
Dividend Equivalents	—	—	—	—	42,960
Medical and Welfare Plan Benefits	—	—	—	—	15,115
Accrued Sick Leave	—	—	—	—	48,461
Pension Related Payment	—	—	—	—	39,200

Total	—	386,638	386,638	—	2,159,079

Larry D. Irick, Vice President, General Counsel and Corporate Secretary

Executive Benefits and Payments Upon Termination	Voluntary Termination By Officer ($)	Normal Retirement, Death or Disability ($)	Termination by Company without Cause or by Officer for Good Reason ($)	Termination by Company for Cause ($)	Qualifying Termination After Change in Control ($)
Base Salary	—	—	—	—	512,000
Unvested Restricted Share Units	—	156,514	156,514	—	156,514
Annual RSU Grant Value	—	—	—	—	421,920
Dividend Equivalents	—	—	—	—	23,040
Medical and Welfare Plan Benefits	—	—	—	—	10,232
Accrued Sick Leave	—	—	—	—	29,539
Pension Related Payment	—	—	—	—	52,195

Total	—	156,514	156,514	—	1,205,440

James J. Ludwig, Executive Vice President, Public Affairs and Consumer Services

Executive Benefits and Payments Upon Termination	Voluntary Termination By Officer ($)	Normal Retirement, Death or Disability ($)	Termination by Company without Cause or by Officer for Good Reason ($)	Termination by Company for Cause ($)	Qualifying Termination After Change in Control ($)
Base Salary	—	—	—	—	492,000
Unvested Restricted Share Units	—	87,510	87,510	—	87,510
Annual RSU Grant Value	—	—	—	—	263,700
Dividend Equivalents	—	—	—	—	14,400
Medical and Welfare Plan Benefits	—	—	—	—	19,778
Accrued Sick Leave	—	—	—	—	28,385
Pension Related Payment	—	—	—	—	44,100

Total	—	87,510	87,510	—	949,873

DIRECTOR COMPENSATION

The following table describes the compensation that was paid in 2009 to our non-employee directors. Mr. Moore does not receive any compensation in his capacity as director. Compensation paid to Mr. Moore in his capacity as an executive officer is presented above.

Name	Fees Earned Or Paid In Cash ($)	Stock Awards ($)	All Other Compensation ($)	Total ($)
Mollie H. Carter	59,500	41,400	33,282	134,182
Charles Q. Chandler IV	52,000	82,800	62,555	197,355
R.A. Edwards III	55,000	41,400	42,785	139,185
Jerry B. Farley	55,000	41,400	10,758	107,158
B. Anthony Isaac	53,500	41,400	0	94,900
Arthur B. Krause	58,000	41,400	0	99,400
Sandra A. Lawrence	65,500	41,400	20,085	126,985
Michael F. Morrissey	70,000	41,400	0	111,400
John C. Nettels, Jr.	41,500	41,400	29,695	112,595

Fees Earned or Paid in Cash

The amounts shown in the column “Fees Earned or Paid in Cash” include annual retainers, paid quarterly, and meeting attendance fees. In 2009, we paid our non-employee directors an annual retainer of $25,000, except the chairman of the board who received an annual retainer of $40,000, an annual retainer of $7,500 for serving as a committee chair, except the chairman of the Audit Committee who received an annual retainer of $12,000, and a fee of $1,500 for each board of directors and committee meeting attended.

Stock Awards

The reported dollar value in the Stock Awards column is the aggregate grant date fair value determined in compliance with Financial Accounting Standards Board Codification Topic 718 for awards of restricted share units made to the directors. The aggregate grant date fair value is determined by multiplying the number of shares granted by the market price on the grant date of the underlying common stock. For additional information about the assumptions we used in calculating such compensation expense, see Note 11 in our Notes to Consolidated Financial Statements, Employee Benefit Plans, Stock Based Compensation Plans, found in our Annual Report on Form 10-K for the year ended December 31, 2009, which is incorporated herein by reference.

On January 2, 2009, we granted each outside director an annual stock award of 2,000 shares and we granted Mr. Chandler an additional 2,000 shares for his service as chairman of the board. The grant date fair value of each grant of 2,000 shares was $41,400, and the grant date fair value of the grant of 4,000 shares to Mr. Chandler was $82,800. In accordance with Financial Accounting Standards Board Codification Topic 718, we determined the grant date fair value of each award by multiplying the number of shares granted by $20.70, the closing stock price of our common stock on January 2, 2009.

Election to be Paid in Stock

An outside director may elect to have all or a portion of any cash fees paid in stock rather than cash in accordance with our Long Term Incentive and Share Award Plan. If a director elects to receive retainers and attendance fees in shares of our common stock, the number of shares to be distributed to a director in lieu of cash compensation is determined by dividing the elected dollar amount of cash compensation by the average of our high and low common stock price on the last day of the immediately preceding quarter (or, if such day was not a trading day, on the next preceding day the shares were traded) as reported on the New York Stock Exchange Composite Listing.

Election to Defer Compensation

An outside director may elect to defer payment of cash fees or stock in accordance with the provisions of our Non-Employee Director Deferred Compensation Plan. A portion of the interest earned on deferred cash fees is reported under the column, “Change in Pension Value and Nonqualified Deferred Compensation Earnings.” If a director elects to receive retainers and attendance fees in shares of our common stock, and defers receipt of such shares, dividends earned on such deferred shares are reflected under the column “All Other Compensation.”

All Other Compensation

This column is comprised of the following components:

•	Interest on the aggregate of all compensation deferred in cash using the Prime Rate at the beginning of 2009 plus one percent (4.25%).

•	Dividends on deferred compensation paid in shares of our common stock and on deferred stock awards.

•	Charitable contribution matching.

Interest on deferred cash compensation was accrued and credited in 2009 to Ms. Carter ($5,454), Mr. Chandler ($26,690), Mr. Edwards ($1,075) and Ms. Lawrence ($5,372).

Dividends on deferred compensation paid in shares of stock and on deferred stock awards are credited to the director as if they had been reinvested in shares of our common stock at a share price equal to the average of the daily high and low prices of our common stock as reported on the New York Stock Exchange for the three trading days immediately preceding the day the dividend is credited. The directors credited with dividend equivalents on stock awards were Ms. Carter ($14,873), Mr. Chandler ($34,865), Mr. Edwards ($19,243), Mr. Farley ($9,758), Ms. Lawrence ($12,627) and Mr. Nettels ($6,978). The directors credited with dividend equivalents on deferred compensation payable in stock were Ms. Carter ($12,955), Mr. Edwards ($22,467), Ms. Lawrence ($2,086) and Mr. Nettels ($21,717).

Non-employee directors are eligible to participate in our matching gift program on the same terms as our employees. Under this program, we will match on a dollar-for-dollar basis charitable contributions to Kansas colleges and universities made by directors, employees and their spouses up to $1,000 per household each year. In 2009, Mr. Chandler, Mr. Farley, Mr. Moore and Mr. Nettels participated in our matching gift program.

Reimbursements

We reimburse directors for travel and other out-of-pocket expenses incurred by them that are incidental to attending meetings. We also reimburse directors for reasonable expenses relating to ongoing director education. In addition, we provide liability insurance to our directors under our directors and officers insurance policies.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the Compensation Committee members has ever been an officer or employee of the Company, is or was a participant in a reportable “related person” transaction in 2009, or is an executive officer of another entity at which one of our executive officers serves on the board of directors. Please see “Corporate Governance Matters—Policies and Procedures for Approval of Related Person Transactions” above for a description of our policy on related person transactions.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes the total shares of our common stock that may be received by holders of restricted share units and options upon the vesting of restricted share units and the exercise of currently outstanding options, the weighted average exercise price of those outstanding options and the number of shares of our common stock that are still available for future issuance under our equity compensation plans after considering the restricted share units and stock options currently outstanding.

Plan Category	Number of shares to be issued upon exercise of outstanding options, warrants and rights (#)(1)	Weighted average exercise price of outstanding options, warrants and rights ($)(2)	Number of shares remaining and available for future issuance (#)
Long Term Incentive and Share Award Plan (the only equity compensation plan approved by our shareholders)	1,307,163	$15.31	1,098,282
Any equity compensation plans not approved by our shareholders	—	—	—

Total	1,307,163	$15.31	1,098,282

(1)	Includes shares issuable with respect to restricted share units, reinvested dividend equivalents, deferred restricted share unit grants, nonqualified stock options, stock for compensation share units, director stock awards and deferred director retainer and meeting fees payable in stock.

(2)	Excludes restricted share units referred to in footnote (1).

Item 2 on the Proxy Card

RATIFICATION AND CONFIRMATION OF DELOITTE & TOUCHE LLP

AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2010

Deloitte & Touche LLP has acted as our independent registered public accounting firm since 2002. In February 2010, the Audit Committee appointed Deloitte & Touche LLP to act as our independent registered public accounting firm and to examine our consolidated financial statements, and those of our subsidiaries, for the year ending December 31, 2010 and the effectiveness of our internal control over financial reporting as of December 31, 2010. You are being asked to ratify and confirm that appointment at the annual meeting.

Representatives of Deloitte & Touche LLP will be present at the annual meeting and will have the opportunity to make a statement and to respond to appropriate questions. If the appointment of Deloitte & Touche LLP is not ratified at the meeting, the Audit Committee will consider the selection of another accounting firm.

Independent Registered Accounting Firm Fees

The aggregate fees, including expenses, of Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates for the years ended December 31, 2009 and 2008 are as follows:

	2009	2008
Audit fees(1)	$1,945,143	$2,046,675
Audit-related fees(2)	105,537	273,840

Total audit and audit-related fees	2,050,680	2,320,515
Tax fees	0	0

Total fees(3)	$2,050,680	$2,320,515

(1)

Audit fees for 2009 include $1,757,364 relating to the audit of our annual consolidated financial statements, the audit of our subsidiary’s annual financial statements, reviews of quarterly financial statements, and the audit of our internal control over financial reporting; $168,679 relating to services provided in connection with certain securities filings; $12,300 relating to an annual review of transfer agent functions performed by our Shareholder Services department; and $6,800 relating to interpretation of rules and standards.

Audit fees for 2008 include $1,891,124 relating to the audit of our annual consolidated financial statements, the audit of our subsidiary’s annual financial statements, reviews of quarterly financial statements, and the audit of our internal control over financial reporting; $136,245 relating to services provided in connection with certain securities filings; $12,637 relating to an annual review of transfer agent functions performed by our Shareholder Services department; and $6,669 relating to interpretation of rules and standards.

(2)	Audit-related fees for 2009 include $99,100 relating to the audit of the financial statements of employee benefit plans; and $6,437 relating to procedures performed in connection with a filing made to a state regulatory agency.

Audit-related fees for 2008 include $174,561 relating to assistance with a capital program risk assessment; $92,850 relating to the audit of the financial statements of employee benefit plans; and $6,429 relating to procedures performed in connection with a filing made to a state regulatory agency.

(3)	For 2009 and 2008, each of the permitted non-audit services were pre-approved by the Audit Committee or the Audit Committee’s chairman pursuant to authority delegated by the Audit Committee, other than de minimus non-audit services for which the pre-approval requirements are waived in accordance with the rules and regulations of the SEC.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee charter provides that the Audit Committee will pre-approve audit services and non-audit services to be provided by our independent registered public accounting firm before the firm is engaged to render these services. The Audit Committee may consult with management in making its decision, but may not delegate this authority to management. The Audit Committee may delegate its authority to pre-approve services to one or more committee members, provided that the persons designated present the pre-approvals to the full committee at the next committee meeting.

In 2004, the Audit Committee adopted an Audit and Non-Audit Services Pre-Approval Policy (the “Pre-Approval Policy”). The Pre-Approval Policy authorizes the chairman of the Audit Committee to pre-approve the retention of the independent registered public accounting firm for audit-related and permitted non-audit services not contemplated by the engagement letter for the annual audit, provided that: (a) these services are approved no more than thirty days in advance of the independent registered public accounting firm commencing work; (b) the fees to be paid to the independent registered public accounting firm for services related to any single engagement do not exceed $50,000; and (c) the chairman advises the Audit Committee of the pre-approval of the services at the next meeting of the Audit Committee following the approval.

The Audit Committee will periodically assess the suitability of our independent registered public accounting firm, taking into account all relevant fees and circumstances, including the possible consideration of the qualifications of other accounting firms.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF THE RATIFICATION AND CONFIRMATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP.

ADDITIONAL INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

The SEC’s rules require our directors and executive officers to file reports of their holdings and transactions in our common stock. Based solely on our review of the reports filed under Section 16(a) of the Exchange Act and written representations that no other reports were required, we believe that, during the fiscal year ended December 31, 2009, all required filings applicable to our executive officers, directors and owners of more than ten percent of our common stock were made and that such persons were in compliance with the Exchange Act requirements.

Shareholder Proposals

Proposals for Inclusion in the Proxy Statement.    The 2011 Annual Meeting of Shareholders is scheduled to be held on May 19, 2011. Pursuant to Rule 14a-8 under the Exchange Act, shareholders may present proper proposals for inclusion in the Company’s proxy statement and for consideration at the next annual meeting of its shareholders by submitting their proposals to our Corporate Secretary in a timely manner. In order to be included in the proxy statement for the 2011 Annual Meeting of Shareholders, shareholder proposals must be received by our Corporate Secretary no later than December 3, 2010, and must otherwise comply with the requirements of Rule 14a-8.

Proposals not Included in the Proxy Statement.    In addition, our articles of incorporation establish an advance notice procedure with regard to certain matters, including shareholder proposals not intended to be included in the Company’s proxy materials mailed to shareholders, to be brought before an annual meeting of shareholders. In general, notice must be received by our Corporate Secretary not less than 60 days nor more than 90 days prior to the annual meeting and must contain specified information concerning the matters to be brought before such meeting and concerning the shareholder proposing such matters. Therefore, such a proposal must have been received by our Corporate Secretary between February 19, 2010, and March 21, 2010, to be presented at the Company’s 2010 Annual Meeting of Shareholders and will need to be received between February 18, 2011, and March 20, 2011, to be presented at the Company’s 2011 Annual Meeting of Shareholders. No such shareholder proposals have been received for the 2010 Annual Meeting of Shareholders.

If a shareholder who has notified the Company of his intention to present a proposal at an annual meeting does not appear or send a qualified representative to present his proposal at such meeting, the proposal will not be presented for a vote at such meeting.

Director Recommendations and Nominations

Submitting Director Recommendations to the Nominating and Corporate Governance Committee.    If a shareholder wishes the Nominating and Corporate Governance Committee to consider an individual as a candidate for election to the board of directors, the shareholder must submit a proper and timely request as follows:

•

Timing.    The shareholder must provide the Nominating and Corporate Governance Committee written notice by no later than October 1 of the year prior to the annual meeting of shareholders at which the candidate would seek to be elected.

•	Information. The shareholder’s notice must include the following information:

•	The name and address of the shareholder making the submission and the name, address and telephone number of the candidate to be considered;

•

The class or series and number of shares of the Company’s stock that are beneficially owned by the shareholder making the submission, a description of all arrangements or understandings between the shareholder and the candidate with respect to the candidate’s nomination and election as a director, and an executed written consent of the candidate to serve as a director of the Company if so elected;

•	A copy of the candidate’s resume and references; and

•

An analysis of the candidate’s qualifications to serve on the board of directors and on each of the board’s committees in light of the criteria set forth in our Corporate Governance Guidelines and established by the Nominating and Corporate Governance Committee (including all regulatory requirements incorporated by references therein).

Shareholder Nominations Made at the Annual Meeting of Shareholders.    The Company’s articles of incorporation provide that shareholders may nominate persons for election as directors and have such nominees’ names included on the ballot distributed at the annual meeting by providing our Corporate Secretary written notice not less than 60 days nor more than 90 days prior to the annual meeting. The notice must contain prescribed information about the proponent and each nominee, including the information about the nominee that would have been required to be included in a proxy statement filed under SEC rules had such nominee been nominated by the board of directors. Such a proposal must have been received by our Corporate Secretary between February 19, 2010, and March 21, 2010, to be presented at the Company’s 2010 Annual Meeting of Shareholders and will need to be received between February 18, 2011, and March 20, 2011, to be presented at the Company’s 2011 Annual Meeting of Shareholders. No such shareholder proposals have been received for the 2010 Annual Meeting of Shareholders.

If a shareholder who has notified the Company of his intention to make a nomination at an annual meeting does not appear or send a qualified representative to make his nomination at such meeting, the nominee will not be included on the ballot distributed at the meeting.

Annual Report to Shareholders

Our Annual Report to Shareholders for the year ended December 31, 2009 was mailed to shareholders who have elected to receive copies on or about April 2, 2010 and is also available for viewing on the Internet at www. westarenergy.com/proxy. The Annual Report contains financial statements audited by Deloitte & Touche LLP, our independent registered public accounting firm. The Annual Report is not to be considered as a part of the proxy solicitation material or as having been incorporated by reference.

Other Business

Under the laws of Kansas, where we are incorporated, no business other than procedural matters may be raised at the annual meeting unless proper notice to the shareholders has been given. We do not expect any business to come up for shareholder vote at the meeting other than the election of directors and the ratification and confirmation of our independent registered public accounting firm. If, however, any other matters properly come before the meeting, your proxy card authorizes the persons named as proxies to vote in accordance with their judgment on such other matters.

No Incorporation by Reference

Notwithstanding any general language that may be to the contrary in any document filed with the SEC, the information in this proxy statement under the captions “Audit Committee Report” and “Compensation Committee Report” shall not be incorporated by reference into any document filed with the SEC. The information contained on our Internet website is not part of this document.

Questions

If you have any questions or need more information about the annual meeting, write to:

Westar Energy, Inc.

P.O. Box 750320

Topeka, Kansas 66675-0320

Attention: Shareholder Services

or call us at (800) 527-2495 or (785) 575-6394.

Notices and Requests

All notices of proposals by shareholders, whether or not to be included in the Company’s proxy materials, and all requests and other notices that we have stated you should direct to our Corporate Secretary should be sent to:

Westar Energy, Inc.

818 S. Kansas Avenue

Topeka, Kansas 66612

Attention: Corporate Secretary

By Order of the Board of Directors,

Larry D. Irick

Vice President, General Counsel and

Corporate Secretary

Topeka, Kansas

April 2, 2010

Westar Energy, Inc.

Appendix A

To

Notice and Proxy Statement

Companies Included In The Towers Watson

2009 Energy Services Industry Executive Compensation Database

AEI Services
AGL Resources
Allegheny Energy
Allete
Alliant Energy
Ameren
American Electric Power
Areva NP
ATC Management
Atmos Energy
Avista
BG US Services
Black Hills Power and Light
California Independent System
Operator
Calpine
CenterPoint Energy
Cleco
CMS Energy
Colorado Springs Utilities
Consolidated Edison
Constellation Energy
CPS Energy
DCP Midstream
Dominion Resources
DPL
Duke Energy
Dynegy
E.ON U.S.
Edison International
El Paso Corporation
Electric Power Research Institute
Enbridge Energy
Energen
Energy Future Holdings

Energy Northwest
Entergy
EPCO
ERCOT
Exelon
FirstEnergy
FPL Group
Garland Power & Light
GDF SUEZ Energy North America
Hawaiian Electric
IDACORP
Integrys Energy Group
ISO New England
Knight
Lower Colorado River Authority
MDU Resources
MGE Energy
Midwest Independent Transmission
System Operator
Mirant
New York Independent System Operator
New York Power Authority
Nicor
Northeast Utilities
NorthWestern Energy
NRG Energy
NSTAR
NV Energy
NW Natural
OGE Energy
Oglethorpe Power
Omaha Public Power

Otter Tail
Pacific Gas & Electric
Pepco Holdings
Pinnacle West Capital
PJM Interconnection
PNM Resources
Portland General Electric
PPL
Progress Energy
Public Service Enterprise Group
Puget Energy
Regency Energy Partners LP
Reliant Energy
Salt River Project
SCANA
Sempra Energy
Southern Company Services
Southern Union Company
Southwest Power Pool
Spectra Energy
STP Nuclear Operating
TECO Energy
Tennessee Valley Authority
TransCanada
UIL Holdings
UniSource Energy
Unitil
Westar Energy
Westinghouse Electric
Williams Companies
Wisconsin Energy
Wolf Creek Nuclear
Xcel Energy

A-1

Vote by Telephone
Have your proxy card available when you call the Toll-Free number 1-888-693-8683 using a touch-tone telephone, and follow the simple instructions to record your vote.
Vote by Internet
Have your proxy card available when you access the website www.cesvote.com, and follow the simple instructions to record your vote.
Vote by Mail
Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: Corporate Election Services, PO Box 3200, Pittsburgh, PA 15230.
VOTE BY TELEPHONE Call Toll-Free using a touch-tone telephone: 1-888-693-8683	VOTE BY INTERNET Access the Website and cast your vote: www.cesvote.com	VOTE BY MAIL Return your proxy in the postage-paid envelope provided.

Vote 24 hours a day, 7 days a week.
è

ê Please fold and detach card at perforation before mailing. ê

Westar Energy, Inc.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 20, 2010.

William B. Moore, Mark A. Ruelle and Larry D. Irick, and each of them with full power to act alone and with full power of substitution, are hereby authorized to represent the undersigned at the Westar Energy, Inc. Annual Meeting of Shareholders to be held on May 20, 2010, or at any adjournment or postponement thereof, and to vote, as indicated on the reverse side, the shares of Common Stock and/or Preferred Stock which the undersigned would be entitled to vote if personally present at said meeting. The above named individuals are further authorized to vote such stock upon any other business as may properly come before the meeting, or any adjournment or postponement thereof, in accordance with their best judgment. This proxy also provides voting instructions to the plan administrator for shares held by the undersigned in the Westar Energy, Inc. 401(k) Employees’ Savings Plan.

Signature(s)

Signature(s)

Date: , 2010

Please sign exactly as your name appears to the left. Joint owners should each sign. When signing on behalf of a corporation or partnership or as attorney, executor, administrator, trustee or guardian, please give full title as such.

Please sign and date this proxy where indicated above before mailing.

ADMISSION TICKET

Please bring this ticket to the Annual Meeting.

Notice of Annual Meeting of Shareholders

WESTAR ENERGY, INC.

2010 Annual Meeting of Shareholders

For the purpose of considering and acting upon the election of two Class II directors, the ratification and confirmation of the appointment of our independent registered public accounting firm and such other business as may properly come before the meeting, or any adjournment thereof.

Thursday, May 20, 2010

10:00 a.m. Central Daylight Saving Time

Emerald Ballroom

Capitol Plaza Hotel

1717 SW Topeka Boulevard

Topeka, KS 66612

Please Admit		Non-Transferable

é Please fold and detach Admission Ticket here. é

You have the option to access future annual reports, proxy statements, and other proxy solicitation materials over the Internet, instead of receiving those documents in paper form. Participation is voluntary. If you give your consent, in the future when such material is available over the Internet, you will receive notification which will contain the Internet location where the material is available. The material will be available in both PDF and HTML format. There is no cost to you for this service other than any charges imposed by your Internet provider. Once you give your consent, it will remain in effect until you inform us otherwise in writing. You may revoke your consent, or request paper copies of the material, at any time by notifying Westar Energy’s Shareholder Services in writing at PO Box 750320, Topeka, KS 66675-0320.

To give your consent, follow the prompts when you vote by telephone or over the Internet, or check the appropriate box located at the bottom of the attached proxy card when you vote by mail.

ê Please fold and detach card at perforation before mailing. ê

Westar Energy, Inc.	Proxy

All shares, including full and partial shares of stock credited to your Direct Stock Purchase Plan account, will be voted as directed by the shareholder. If no direction is given when the duly executed proxy is returned, such proxy will be voted as recommended by the Board of Directors.

The Board of Directors recommends a vote FOR the two nominees listed below.

1. Election of Directors:	(1) B. Anthony Isaac	(2) Michael F. Morrissey

❑ FOR all nominees (except as marked to the contrary above)		❑ WITHHOLD authority to vote for all nominees listed

To withhold authority to vote for one or more individual nominees, strike a line through such nominee’s name(s) above.

The Board of Directors recommends a vote FOR proposal 2.

2. Ratification and confirmation of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2010:

❑ FOR	❑ AGAINST	❑ ABSTAIN

❑ I / We consent to access future annual reports, proxy statements and other proxy soliciting material over the Internet as described above.

❑ I / We will attend the Annual Meeting to be held in Topeka, Kansas.

IMPORTANT—Please sign and date on the reverse side and return promptly.